Exhibit 3.31

Execution Version

68-540 FARRINGTON, LLC

a

Delaware Limited Liability Company

LIMITED LIABILITY COMPANY AGREEMENT

THESE MEMBERSHIP INTERESTS HAVE NOT BEEN

REGISTERED UNDER THE SECURITIES ACT OF 1933,

AS AMENDED, NOR PURSUANT TO THE PROVISIONS

OF ANY STATE SECURITIES ACT

CERTAIN RESTRICTIONS ON TRANSFERS OF INTEREST

ARE SET FORTH HEREIN

I

68-540 FARRINGTON, LLC

LIMITED LIABILITY COMPANY AGREEMENT

THIS LIMITED LIABILITY COMPANY AGREEMENT is made and entered into effective as of this 19th day of May, 2006 among the parties signing below as Members.

For and in consideration of the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Unless the context otherwise requires, as used in this Agreement the following terms shall have the meanings specified in this Article I.

Act means the Delaware Limited Liability Company Act, Del. Code Ann., Title 6, §18-101 et seq., as the same may from time to time have been or may be amended.

Additional Capital Contributions has the meaning assigned to it in Section 4.3(a).

Adjusted Capital Account means, with respect to a Member, that Member’s Capital Account as of the end of the relevant taxable year, increased by the amount of the minimum gain that such Member is treated as being obligated to restore pursuant to the next to last sentence of Treasury Regulations Sections 1.704-2(g)(1) and (i)(5). This definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulations Sections 1.704- 1(b)(2)(ii)(d) and 1.704-2 and will be interpreted consistently with those provisions.

Adjusted Capital Account Balance means, with respect to any Member, the balance, if any, in that Member’s Capital Account as of the end of the relevant taxable year, increased by the amount of the minimum gain that such Member is treated as being obligated to restore pursuant to the next to last sentences of Treasury Regulation Sections 1.704-2(g)(1) and (i)(5).

Affiliate or Affiliated Person means with respect to any Person, any other Person that directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with another Person. For purposes of this definition, the term “control” (including the terms “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

Agents has the meaning assigned to it in Section 14.9(a).

Agreement means this Limited Liability Company Agreement, as the same may be amended, modified or extended from time to time.

Asset Management Agreement means that certain Asset Management Agreement dated as of even date herewith, between the Company and Kennedy-Wilson International, as amended or supplemented, from time to time.

Asset Management Agreement Event of Default means an Event of Default as defined in the Asset Management Agreement.

Asset Management Fee means the amount paid to the Asset Manager under the Asset Management Agreement.

Asset Manager means Kennedy-Wilson International, a California corporation, and its successors and assigns, to the extent permitted under the Asset Management Agreement.

Assets means all of the assets of the Company or the Property Owner.

Bankruptcy means, with respect to any Person, if such Person (i) makes an assignment for the benefit of creditors, (ii) files a voluntary petition in bankruptcy, (iii) is adjudged a bankrupt or insolvent, or has entered against it an order for relief, in any bankruptcy or insolvency proceedings, (iv) files a petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding of this nature, (vi) seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of the Person or of all or any substantial part of its properties, or (vii) if 120 days after the commencement of any proceeding against the Person seeking reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, if the proceeding has not been dismissed, or if within 90 days after the appointment without such Person’s consent or acquiescence of a trustee, receiver or liquidator of such Person or of all or any substantial part of its properties, the appointment is not vacated or stayed, or within 90 days after the expiration of any such stay, the appointment is not vacated. The foregoing definition of “Bankruptcy” is intended to replace and shall supersede and replace the definition of “Bankruptcy” set forth in Sections 18-101(1) and 18-304 of the Act.

Business Day means any day other than (i) a Saturday or Sunday, or (ii) a day on which Wells Fargo Bank offices in Minneapolis, Minnesota or Citibank, N. A. offices in New York, New York are authorized or obligated by law or regulation to be closed.

Buy-Sell has the meaning assigned to it in Section 11.1(a).

Buy-Sell Event has the meaning assigned to it in Section 11.2.

Buy-Sell Notice has the meaning assigned to it in Section 11.1(b).

Capital Account has the meaning assigned to it in Section 4.4(a) of this Agreement.

Capital Contribution means the Initial Capital Contributions and the Additional Capital Contributions made by the Members. Any reference in this Agreement to the Capital Contribution of a Member will include a Capital Contribution made by any prior Member with respect to the Interest of the Member.

Capital Items means the Company’s share of the net proceeds (after accounting for expenses incurred by the Company in connection therewith and Contingency Reserves deducted therefrom) of (i) any sale, exchange or other disposition of any interest in the Company or of all or any material part of the property of the Company or the property of any entity in which the Company holds an ownership or equity interest or of which the Company is a beneficiary; (ii) any damage recoveries, insurance payments or condemnation proceeds payable to the Company or any such entity and not used to repair or restore any of the property of the Company or any such entity; (iii) any financing or refinancing of debt of the Company or any such entity not applied to the reduction of Company liabilities or the liabilities of any such entity and (iv) any other event in the nature of a capital transaction.

Cash Call has the meaning assigned to it in Section 4.3(a) of this Agreement.

Close of Escrow means May 19, 2006.

Code means the Internal Revenue Code of 1986, as the same may from time to time have been or may be amended, or any successor Internal Revenue Code.

Company means 68-540 Farrington, LLC, a Delaware limited liability company, governed by this Agreement.

Company Account has the meaning assigned to it in Article VII.

Contingency Reserve means the (i) reserve held as part of the Company Account in an amount set forth in the Project Budget in order to cover Operating Expenses approved in the Project Budget or otherwise approved by a Majority in Interest of Members; and (ii) such other reserve accounts as may be required by the Loan Documents.

Defaulting Member has the meaning assigned to it in Section 4.3(b) of this Agreement.

Default Rate means interest at the rate of 14% plus the rate publicly announced by the Bank of America as its “Prime Rate” or “Reference Rate” or any other similar successor rate or the highest rate permitted by law.

Deficit Contribution Amount has the meaning assigned to it in Section 4.3(b) of this Agreement.

Deficit Option Period has the meaning assigned it in Section 4.3(b).

Deficit Return means with respect to each Cash Call as to which there is a Non-Contributing Member, an amount equal to the amount of all Unpaid Deficit Contributions multiplied by the sum of fourteen percent (14%) plus the rate publicly announced by Bank of America as its “Prime Rate” or “Reference Rate” or any similar successor rate, or the highest rate permitted by law, whichever is less.

Depreciation means, for each taxable year or other period with respect to an asset, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to such asset for the year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of the year or other period, Depreciation will be an amount which bears the same ratio to the beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for the year or other period bears to the beginning adjusted tax basis, provided that if the federal income tax depreciation, amortization, or other cost recovery deduction for the year or other period is zero, Depreciation will be determined with reference to the beginning Gross Asset Value using any reasonable method selected by the Manager upon the advice of tax counsel to the Company.

Development Agreement means that certain Development Management Agreement dated as of even date herewith, between the Company and Developer as amended or supplemented, from time to time.

Developer Fee means the amount paid to the Developer under the Development Agreement.

Developer means Avalon SMS, LLC, and its successors and assigns, to the extent permitted under the Development Agreement.

Dillingham Ranch Property means approximately 2,700 acres of real property located in Oahu, Hawaii, commonly known as Dillingham Ranch.

Distributable Cash Flow means with respect to any calendar month or other period, the gross revenues received by the Company during such period from any source whatsoever (plus reserves released during such period to the extent previously deducted when computing Distributable Cash Flow in a prior period), including, without limitation, any Capital Items (but excluding Capital Contributions), less the following items paid during such period (to the extent not paid with a Capital Contribution): (i) Operating Expenses; (ii) management fees paid to and expenses reimbursable to the Asset Manager pursuant to the Asset Management Agreement during such period; (iii) interest and principal payments on account of any indebtedness of the Company (including without limitation payments due under the Mezzanine Loan or any Optional Deficit Loan), together with fees and other payments due thereunder; and (iv) any other expenditures approved in the Project Budget (including payments to reserve accounts) or as otherwise approved by a Supermajority of the Members. Distributable Cash Flow shall be determined separately for each calendar month or other period and shall not be cumulative. To the extent that the Manager shall at any time determine that all or any part of amounts then being maintained as reserves need no longer be so maintained, such amounts shall thereupon become Distributable Cash Flow.

Due Diligence Expenses shall include third party out-of-pocket costs and expenses, which are incurred by the Company or by the Manager on behalf of the Company directly and exclusively in connection with the formation and organization of the Company and the purchase of the Real Property by the Company, including without limitation the purchase of the Polo Field Property and related debt and the acquisition by North Shore Water Company LLC of the sole membership interest of Mokuleia Water LLC which acquisition is expected to take place after the Close of Escrow, provided such costs and expenses are part of any approved Project Budget or otherwise approved by the Members.

Eligible Account means a segregated account held by a depository institution approved by the Company that is either: (i) an account maintained with a federal or state chartered depository institution or trust company, the long-term unsecured debt obligations of which (or, in the case of a depository institution or a trust company that is the principal subsidiary of a holding company, the long-term unsecured debt obligations of such holding company) have been rated by two of the Rating Agencies in one of their two highest rating categories or the short-term commercial paper of which is rated by two of the Rating Agencies in their highest rating category or (ii) an account or accounts maintained with a federal or state chartered depository institution or trust company with trust powers acting in its fiduciary capacity provided that any such state chartered institution or trust company shall be subject to regulations regarding fiduciary funds on deposit substantially similar to federal regulation 12 CFR §910(b).

ERISA means the federal Employee Retirement Income Security Act of 1974, as amended and in force from time to time.

Escrow has the meaning assigned to it in Section 11.1(g) of this Agreement.

Escrow Account has the meaning assigned to it in Section 4.3(a) of this Agreement.

Fair Market Value means the price that would be paid by a willing buyer for an asset being sold by a willing seller in an open market, arm’s length transfer with respect to which time is not of the essence.

Fiscal Year means June 1 through May 31.

For Cause means any of the following: (i) failure by the Manager to follow written directions received from a Super Majority or Majority in Interest of the Members which are permitted to be given by such majority under this Agreement and the failure to cure such failure within five (5) Business Days following written notice to Manager; (ii) fraud or willful misconduct by the Managers; (iii) gross negligence by Manager in the performance of its duties hereunder; (iv) termination of the Asset Management Agreement following an Asset Management Agreement Event of Default; (v) Incapacity of the Manager; (vi) breach of this Agreement by Manager (other than breach specifically identified elsewhere in this paragraph) and the failure to cure such breach within five (5) Business Days following written notice to

Manager; (vii) breach by Manager of its fiduciary duties to the Non-Managing Members or the Company; or (viii) if Property Manager or Leasing Agent is an Affiliate of Manager, fraud or willful misconduct by such Affiliate in the execution of its duties under the Property Management Agreement or the Leasing Agreement, as the case may be, unless (x) the fraud or misconduct in the case of Property Manager is committed by an employee at or below the level of property manager, or in the case of the Leasing Agent, is committed by an employee that is not an officer or director of Leasing Agent, (y) the losses to the Company as a result of the fraud or misconduct are less than $10,000, and (z) Manager or its Affiliate fails to reimburse the Company for the full amount of its losses within three (3) Business Days following demand by the Company.

Gross Asset Value means, with respect to any asset, the adjusted basis of the asset for federal income tax purposes, except as follows:

(a) The initial Gross Asset Value of any asset contributed (or deemed contributed under Code Sections 704(b) and 752 and the Regulations promulgated thereunder) by a Member to the Company will be the Fair Market Value of the asset on the date of the contribution, as determined by a Majority in Interest of the Members; provided that if the contributing Member is the Manager or an Affiliate of the Manager„ the determination of the Fair Market Value of the asset shall require the consent of the Non-Managing Members by Majority Vote.

(b) The Gross Asset Values of all Company assets may be adjusted to equal the respective Fair Market Values of the assets, as determined by a Majority in Interest of the Members taking into account Code Section 7701(g), as of (i) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis capital contribution; (ii) the distribution by the Company to a Member of more than a de minimis amount of Company property as consideration for an interest in the Company; provided, however, that the adjustments pursuant to clauses (i) and (ii) shall be made only if the Manager reasonably determines an adjustment is necessary or appropriate to reflect the relative economic interests of the Members in the Company; (iii) in connection with a grant of an interest in the Company (other than a de minimis amount) as consideration for the provision of services to or for the benefit of the Company by an existing Member acting in a Member capacity or by a new Member in anticipation of becoming a Member, and (iv) the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g).

(c) The Gross Asset Value of any Company asset distributed to any Member shall be adjusted to equal the Fair Market Value of the asset on the date of distribution as determined by the distributee and the Manager, provided that, if the distributee is the Manager or an affiliate of the Manager, the determination of the Fair Market Value of the distributed asset shall require the consent of the Non-Managing Members by Majority Vote.

(d) The Gross Asset Values of Company assets will be increased or decreased to reflect any adjustment to the adjusted basis of the assets under Code Section 734(b) or 743(b), but only to the extent that the adjustment is taken into account in determining Capital Accounts under Treasury Regulations Section 1.704-1(b)(2)(iv)(m), provided that Gross Asset Values will not be adjusted under this paragraph to the extent that the Manager determines that an adjustment under paragraph (b) above is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment under this paragraph (d).

After the Gross Asset Value of any asset has been determined or adjusted under paragraphs (a), (b) or (d) above, Gross Asset Value will be adjusted by the Depreciation taken into account with respect to the asset for purposes of computing Profits or Losses.

Incapacity means the bankruptcy, dissolution, liquidation, adjudication of incompetency or death of any Person.

Indemnified Persons has the meaning assigned to it in Section 5.6.

Independent Member means a Person appointed by the Manager from time to time to serve as a member of the Company solely for the purposes set forth in Exhibit D of this Agreement, without any Economic Interest in Company or its operations whatsoever, and without any of the rights or obligations of the other Members except those expressly provide in Exhibit D, which Person shall not have been at the time of such Person’s appointment or at any time while serving as a Member of the Company and may not have been at any time during the five-year preceding such Person’s appointment: (i) a stockholder, director (other than as an independent director), manager (other than an independent manager), officer, employee, partner, member (other than an independent member), attorney or counsel of the Company, any Member or any Affiliate of either of them, (ii) a customer, creditor, supplier or other Person who derives any of its purchases or revenues from its activities with the Company, any Member or any Affiliate of either of them, (iii) a Person controlling or under common control with any such stockholder, partner, member, customer, creditor, supplier or other Person, and (iv) a member of the immediate family of any such stockholder, director, officer, manager, employee, partner, member, customer, creditor, supplier or other Person. When used in this paragraph “control” means the possession, directly or indirectly, of the power to direct or cause the direction of management, policies or activities of a Person, whether through ownership of voting securities, by contract or otherwise. An Independent Member is a member of the Company that has no interest in the profits, losses and capital of the Company. Pursuant to Section 18-301 of the Act, an Independent Member shall not be required to make any capital contributions to the Company and shall not receive a limited liability company interest in the Company. An Independent Member may not bind the Company. Except as required by any mandatory provision of the Act or as permitted in this Agreement, an Independent Member shall have no right to vote on, approve or otherwise consent to any action by, or matter relating to, the Company, including, without limitation, the merger, consolidation or conversion of the Company. Michelle A. Dreyer, an individual residing in the State of Pennsylvania, is and shall be an Independent Member.

Initial Capital Contributions shall mean the initial capital contributions made by the Members.

Interest means a Member’s percentage interest in the Company as indicated in Exhibit A.

Internal Rate of Return means a pre-tax annual percentage internal rate of return at the monthly internal rate of return factor compounded on a monthly basis yield a zero net present value for the investment. The monthly internal rate of return factor shall be calculated using the @IRR function calculation of either Microsoft Excel or Lotus 1-2-3 (as such function exists in versions of software available as of the date of this Agreement). For the purposes of calculating an annual percentage internal rate of return, the monthly internal rate of return factor shall be multiplied by twelve. Monthly interval cash flows shall include all Capital Contributions of the Members to the Company and all distributions by the Company to any of its Members on account of its Interest (but not including (i) the repayment of loans made by the Members to the Company, including without limitation the Optional Deficit Loans, or any other return thereon and (ii) payments to the Manager under Sections 4.6(a)(ii)(B)(2), (C)(2), (D)(2) and (E)(2); provided, however, that for purposes of the foregoing calculation of Internal Rate of Return and the next sentence, if there shall have been a transfer of a beneficial interest in the Company, any successor member (the “Successor”) shall be deemed to have made the same contributions to, and received the same distributions from, the Company as the immediate predecessor of the Successor shall have made or received or, pursuant to this clause, been deemed to have made or received. For the purposes of computing such Internal Rate of Return, any Capital Contributions made by any Member and any distribution of funds received by any Member at any time during a month shall be deemed to be made or received on the first day of each month. An example of the Internal Rate of Return calculation is set forth on Exhibit B.

Investment Company Act means the Investment Company Act of 1940, as amended.

Kennedy-Wilson means Kennedy-Wilson, Inc.

Kennedy-Wilson Guaranty means that certain Guaranty dated as of the date hereof made by Kennedy-Wilson for the benefit of the Company.

Kennedy-Wilson Member means KW Dillingham Aina LLC, a Delaware limited liability company.

Leasing Agent has the meaning assigned to it in the Asset Management Agreement.

Leasing Agreement has the meaning assigned to it in the Asset Management Agreement.

Liquidator has the meaning assigned to it in Section 10.2.

Loan Documents means collectively, the Mezzanine Loan Documents and the Mortgage Loan Documents.

Losses has the meaning assigned to it within the definition of in “Profits and Losses.”

Majority in Interest means that Member or Members that individually or collectively own more than fifty percent (50%) of the Interests.

Majority Vote of the Members or any class of Members, means the vote or consent of such Members owning and holding a Majority in Interest.

Manager means the person or entity described on Exhibit A as Manager of the Company, and any successor acting in such capacity.

Members (singular “Member”) means collectively the Persons listed on Exhibit A, and singularly, and Person listed on Exhibit A, as the same may be modified or amended from time to time.

Membership Interest means the entire limited liability company interest of a Member in the Company at any particular time, including the rights and obligations of such Member under this Agreement and the Act.

Mezzanine Loan means that certain mezzanine loan in the original principal amount of Eleven Million and No/100 Dollars ($11,000,000.00) from Mezzanine Lender to the Company evidenced by the Mezzanine Loan Documents.

Mezzanine Loan Documents mean any notes, loan documents or agreements evidencing debt of the Company secured by Owner’s ownership interests in the Property Owner.

Mezzanine Lender means Panako LLC, a Delaware limited liability company.

Mokuleia Debt means that certain loan assumed by the Company with an outstanding principal amount as of May 15, 2006 of $17,099,906.00 secured by that certain unimproved real property of approximately 18 acres located in Oahu, Hawaii which adjoins Dillingham Ranch Property.

Mokuleia Debt Owner means Mokuleia Shores Holder LLC, Hawaii limited liability company.

Mokuleia Owner means Mokuleia Farrington Shores, LLC, a Hawaii limited liability company.

Mortgage Lender means Wachovia Bank, National Association.

Mortgage Loan means that certain mortgage loan in the original principal amount of Thirty-Four Million and No/100 Dollars ($34,000,000.00) from Mortgage Lender to the Company evidenced by the Mortgage Loan Documents.

Mortgage Loan Completion Guaranty means that certain Completion Guaranty dated as of the date hereof made by Kennedy-Wilson for the benefit of the Mortgage Lender.

Mortgage Loan Agreement means that certain Loan Agreement dated as of the date hereof between the Company, Mokuleia Owner and the Mortgage Lender.

Mortgage Loan Documents mean any notes, loan documents or agreements evidencing debt of the Property Owner and Mokuleia Owner secured by the Real Property.

Mortgage Loan Shortfall means any amounts payable by the Company, the Property Owner, Mokuleia Owner, or any guarantor of the Mortgage Loan, to the Mortgage Lender pursuant to or on demand by Mortgage Lender (a) to rebalance the Mortgage Loan pursuant to Section 5.3 of the Mortgage Loan Agreement or (b) under the Mortgage Loan Completion Guaranty.

NAREP means a direct or indirect subsidiary of North American Real Estate Partners II, L.P.

NAREP Fund Documents means the subscription agreements, operating agreement, and other documents related to the formation of North American Real Estate Partners II, L.P., and its parallel funds.

Non-Defaulting Member has the meaning assigned to it in Section 4.3(b) of this Agreement.

Non-Managing Member means each Person described on Exhibit A as a Non-Managing Member of the Company or any successor in such capacity.

Nonrecourse Liability has the meaning assigned to it in Treasury Regulations Sections 1.704-2(b)(3).

Notice of Election has the meaning assigned to it in Section 11.1(c)..

Operating Expenses means all third party out-of-pocket costs and expenses incurred by the Company or the Property Owner or by Manager on behalf of the Company or by any Asset Manager or other property manager on behalf of the Company or the Property Owner which are commercially reasonable and negotiated on an arms length basis and which are incurred in connection with the administration and operation of the Company or the Property Owner and the ownership of the Assets, including, without limitation, property management fees, accounting fees, legal fees and other expenses if and to the extent approved as part of the Project Budget or otherwise approved by the Members pursuant to this Agreement.

Optional Deficit Loan has the meaning assigned to it in Section 4.3(b) of this Agreement.

Person means any individual person, corporation, company, partnership, trust, or other entity.

Polo Field Property means that certain unimproved real property of approximately 18 acres located in Oahu, Hawaii which adjoins the Dillingham Ranch Property.

Profits and Losses mean, for each taxable year or other period, an amount equal to the Company’s taxable income or loss, as the case may be, for the year or other period, determined in accordance with Section 703(a) of the Code (including all items of income, gain, loss or deduction required to be stated separately under Section 703(a)(1) of the Code), with the following adjustments:

(a) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses will be added to taxable income or loss;

(b) Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Section 705(a)(2)(B) expenditures under Treasury Regulations Section 1.704- 1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses, will be subtracted from taxable income or loss;

(c) Gain or loss resulting from any disposition of Company property with respect to which gain or loss is recognized for federal income tax purposes will be computed by reference to the Gross Asset Value of the property, notwithstanding that the adjusted tax basis of the property differs from its Gross Asset Value;

(d) In lieu of depreciation, amortization and other cost recovery deductions taken into account in computing taxable income or loss, there will be taken into account Depreciation for the taxable year or other period;

(e) Any items which are specially allocated under Section 4.5(c) or 4.5(d) will not affect calculations of Profits or Losses; and

(f) If the Gross Asset Value of any Company asset is adjusted under paragraph (b) or (c) of the definition of Gross Asset Value, the adjustment will be taken into account as gain or loss from disposition of the asset for purposes of computing Profits or Losses.

Project Budget means a budget prepared by the Manager setting forth in reasonable detail the projected or estimated revenues and expenses in connection with conduct of the Company’s or the Property Owner’s business and affairs for the applicable Fiscal Year.

Property means any interest in any Real Property, related assets, or membership interests and related assets owned by the Company or the Property Owner.

Property Management Agreement means the property management agreement between Owner and the Property Manager governing the day-to-day operations of the Property.

Property Management Fee means the amount paid to the Property Manager pursuant to the Property Management Agreement.

Property Manager means the property manager under the Property Management Agreement.

Property Owner means collectively, Dillingham Ranch Aina LLC, a Delaware limited liability company, and Mokuleia Farrington Shores LLC, a Hawaii limited liability company.

Purchase Agreement means collectively, that certain Agreement of Purchase and Sale dated December 15, 2005, and any and all approved amendments thereto, pursuant to which the Property Owner acquired or expects to acquire the Dillingham Ranch Property and that certain Limited Liability Company Interest Purchase and Sale Agreement entered into as s of October 28, 2005, and any and all amendments thereto, pursuant to which the Property Owner, as the sole member of Mokuleia Owner, acquired or expects to acquire the Polo Field Property.

Purchase Price has the meaning assigned to it in Section 11.1(b) of this Agreement.

Rating Agencies means Duff & Phelps Credit Rating Co., Standard & Poor’s Rating Group, Fitch Investors Services, Inc., Moody’s Investors Services, Inc. or such other nationally recognized statistical rating agency approved by a Majority in Interest of the Members.

Real Property means the Dillingham Ranch Property and the Polo Field Property.

REIT means a real estate investment trust as defined in Section 856 of the Code.

Supermajority means that portion of the Members which own more than ninety-five percent (95%) of the Interests owned by the Members.

Treasury Regulations means the regulations (including any temporary regulations) issued under the Code by the Department of the Treasury, as they may be amended from time to time, or any applicable successor regulations. Reference herein to any particular section of the Treasury Regulations shall be deemed to refer to the corresponding provision of any applicable successor regulations.

Unrecovered Capital for a Member means a sum equal, at the time of determination, to the aggregate Capital Contributions actually made by such Member under Article IV of this Agreement, less any prior distributions of capital as provided in Section 4.6 and actually made to such Member pursuant to the terms of Sections 4.6(a)(ii) or Section 4.10 or deemed made to such Member pursuant to the terms of Section 4.6(b) of this Agreement; provided, however, that such cash distributions to a Member shall reduce its Unrecovered Capital to no less than zero.

Valuation Amount has the meaning assigned to it in Section 11.1(b) of this Agreement.

ARTICLE II

ORGANIZATION

Section 2.1. Formation of the Company. The Company shall be formed as of the date of the filing of the Certificate of Formation for the Company with the Secretary of State of the State of Delaware as a limited liability company pursuant to the provisions of the Act. The filing of the

Certificate of Formation of the Company by Lica Tomizuka, an authorized person within the meaning of the Act, is hereby ratified and approved. Upon the filing of the Certificate of Formation with the Secretary of State of the State of Delaware, her powers as an “authorized person” ceased, and the Manager thereupon became the designated “authorized person” and shall continue as the designated “authorized person” within the meaning of the Act. The Manager shall execute, deliver and file any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in any jurisdiction in which the Company may wish to conduct business. All Members will be admitted upon making their Initial Capital Contributions to the Company and the Members appoint the Manager as the manager of the Company. The rights and liabilities of the Members shall be as provided in the Act, except as otherwise set forth herein. In the event that any provision in this Agreement conflicts with the Act, such provision in this Agreement shall control and govern to the extent permitted by applicable law.

Section 2.2. Certificate of Formation. The Manager has caused an appropriate Certificate of Formation to be filed with the Secretary of State of the State of Delaware setting forth such matters as are required by the Act. The Manager shall forthwith execute all other certificates required by law and cause the same to be filed in accordance with applicable law.

Section 2.3. Name. The name of the Company is 68-540 Farrington, LLC.

Section 2.4. Place; Registered Office and Agent. The location of the principal place of business of the Company shall be the same as the principal place of business of the Manager. The Manager shall designate the registered office and agent of the Company. The Manager may change the principal or registered office or registered agent of the Company from time to time and establish, maintain or abandon one or more additional places of business for the Company.

Section 2.5. Term. The Company commenced on the date of filing of the Certificate of Formation with the Secretary of State of Delaware and shall continue perpetually until the Company is liquidated or dissolved pursuant to this Agreement or as otherwise provided in the Act.

ARTICLE III

PURPOSES, BUSINESS AND POWERS

Section 3.1. Purposes and Business. The purpose and business of the Company shall be:

(a) to acquire and own all of the ownership interest in the Property Owner;

(b) to direct the Property Owner in the subdivision, development, management, ownership and operation of the Real Property;

(c) to cause the Property Owner to sell, lease, exchange, transfer or otherwise dispose of all or any portion of the Real Property or the Company’s interest therein; and

(d) to direct the Property Owner in the acquisition and ownership of the membership interest in North Shore Water Company LLC, a Hawaii limited liability company, Mokuleia Owner, and Mokuleia Debt Owner;

(e) to finance and refinance any of the foregoing activities.

(f) to engage in any and all other activities permitted by law as may be necessary, desirable, convenient or incidental to any of the foregoing, subject to the provisions of Section 5.3, to carry out the purposes and business of the Company as set forth above.

When conducted by the Company, all of the activities described above shall be deemed to be in the ordinary course of the Company’s business for purposes of the Act. The purposes and business of the Company may be conducted alone or through other entities in which the Company is a partner, joint venturer, shareholder, member or beneficiary in which the Company holds an ownership, equity or beneficial interest.

Section 3.2. Powers of the Company. The Company shall have all powers which are necessary or desirable to carry out the purposes and business of the Company, including any power incidental thereto or connected therewith.

Section 3.3. Purchase Agreement. The purchase of the Real Property and the execution and delivery of the Purchase Agreement by the Property Owner and Mokuleia Owner, as appropriate, and such other documents reviewed by the Members and executed in connection therewith, are hereby authorized, approved, ratified and confirmed in all respects for all purposes. The Company is further authorized and directed to execute and deliver any and all other documents and instruments and to do and perform all other things necessary or desirable for the consummation of the purchase upon the terms contemplated by the Purchase Agreement.

Section 3.4. Loan Authorization.

(a) The Company is hereby authorized to obtain the Mezzanine Loan from Mezzanine Lender. The Manager is hereby authorized and directed to execute any documents required to obtain the Mezzanine Loan.

(b) The Company hereby authorizes the Property Owner and Mokuleia Owner to obtain the Mortgage Loan from Mortgage Lender. The Manager is hereby authorized and directed to execute any documents required to obtain the Mortgage Loan. Notwithstanding anything in this Agreement to the contrary, so long as the Mortgage Loan is outstanding, the Company will comply with the single purpose entity requirements set forth in Exhibit D and to the extent the terms of Exhibit D conflict with any of the terms of this Agreement, the terms of Exhibit D shall control.

Section 3.5. Authorization of Transactions by North Shore Water Company LLC and Mokuleia Debt Owner. The acquisition of membership interests by North Shore Water Company, LLC and the acquisition of the Mokuleia Debt by Mokuleia Debt Owner are each hereby authorized, approved, ratified and confirmed in all respects for all purposes. The

Manager is further authorized and directed to execute and deliver any and all other documents and instruments in such form and upon such terms as the Manager may approve, its execution and delivery thereof being conclusive evidence of such approval, and to do and perform all other things necessary or desirable for the consummation of the acquisitions authorized under this Section 3.5.

Section 3.6. Kennedy-Wilson Guaranty. In consideration of the Company’s or the Property Owner’s agreement to pay Kennedy-Wilson or its Affiliates the Asset Management Fee, the Property Management Fee and the Developer Fee (collectively, the “Fees”), Kennedy-Wilson shall execute the Kennedy-Wilson Guaranty pursuant to which Kennedy-Wilson agrees to pay 50% of Fees paid to date to Kennedy-Wilson up to One Million One Hundred Thousand Dollars ($1,100,000) of the following losses: (i) any Mortgage Loan Shortfall, and/or (ii) any amount expended by the Company or the Property Owner to complete the predevelopment work above those amounts set forth in the predevelopment budget attached hereto as Exhibit C excluding payments for debt service (the “Predevelopment Budget”). Subject to the limitations set forth in Section 3.6(b), Kennedy-Wilson shall pay any Mortgage Loan Shortfall to the Mortgage Lender as and when due under the Mortgage Loan Documents and shall pay any excess predevelopment expenses within thirty (30) days of demand therefore by the Company or the Property Owner. Any amounts paid under the Kennedy-Wilson Guaranty shall be treated as a refund of the Asset Management Fee, the Property Management Fee and the Developer Fee, shall not be treated as a loan or a Capital Contribution by Kennedy-Wilson, and Kennedy-Wilson shall have no rights of contribution against the Company or the Property Owner with respect to such amount. In addition to any other rights remedies that the Company or the Property Owner may have at law or equity, to the extent that the amount due under the Kennedy-Wilson Guaranty is not paid when due, such amount shall bear interest at the Default Rate and the Company shall be entitled to offset such amount together with interest at the Default Rate against future payments of the Fees. To the extent that Kennedy-Wilson is called upon to pay any amounts under the Kennedy-Wilson Guaranty and any funds escrowed with the Lender to pay expenses set forth in the Predevelopment Budget are thereafter released by Lender, whether upon Property Owner’s request or upon payoff of the Mortgage Loan, such funds shall first be used to reimburse Kennedy-Wilson for any amounts paid by it under the Kennedy-Wilson Guaranty and the balance, if any, shall then be distributed to the Members pursuant to Section 4.6.

ARTICLE IV

CAPITAL, LOANS, ALLOCATIONS AND DISTRIBUTIONS

Section 4.1. Initial Capital Contributions.

(a) Initial Capital Contribution of the Manager. Upon execution of this Agreement, the Manager shall contribute its Initial Capital Contribution opposite its name on Exhibit A in exchange for the Interest opposite its name on Exhibit A.

(b) Initial Capital Contribution of the Non-Managing Members. Upon execution of this Agreement, each Non-Managing Member shall contribute its Initial Capital Contribution opposite its name on Exhibit A in exchange for the Interest opposite its name on Exhibit A.

Section 4.2. Use of Initial Capital Contributions. The Initial Capital Contributions shall be contributed to the Property Owner in order to fund all or a portion of the Purchase Price under the terms of the Purchase Agreement, the Due Diligence Expenses, costs incurred on behalf of the Company or the Property Owner for the negotiation of the Loan Documents, if any, funding of the Contingency Reserve in the Company Account, and costs identified in the Predevelopment Budget. Any such items not funded out of the Initial Capital Contributions may be funded out of Company cash flow or as Additional Capital Contributions in accordance with this Agreement. The Initial Capital Contributions shall be wire transferred by each Member to the Company Account as directed by the Manager.

Section 4.3. Additional Capital

(a) Additional Capital Contributions. To the extent that the Company requires funds in addition to the amounts provided in Sections 4.1 and 4.2 and the Members have determined in accordance with Section 5.3 hereof that additional capital contributions are necessary or desirable, the Manager shall give written notice (the “Cash Call”) to each Member setting forth in reasonable detail (i) the amount and purpose of such required funds, (ii) the date on which the funds are required (the “Additional Capital Contribution Date”) and (iii) the amount to be contributed by each Member, which amount shall be in proportion to each Member’s Interest on the date of the Cash Call. Within twenty (20) calendar days (the “Call Period”) after the date of the Cash Call, each Member shall contribute to the Company as an “Additional Capital Contribution” the funds requested in the Cash Call. Until the Company has received the total amount of the Additional Capital Contribution set forth in the Cash Call, all funds advanced to the Company by a Member in fulfillment of such Member’s Cash Call shall be deposited in a separate escrow account (the “Escrow Account”) in the name of and for the benefit of such Member advancing such funds, and such Escrow Account shall be segregated from the general funds (and not available to satisfy the obligations) of the Company. Any Escrow Account established pursuant to the immediately preceding sentence shall be established using the employer identification number of the Member in whose benefit such Escrow Account is being established and shall be treated as owned by such Member for all purposes, including U.S. federal income tax purposes. Any interest accrued in any Escrow Account for the benefit of a Member shall be (i) paid to that Member upon either the release of the Additional Capital Contributions to the Company or the return of the entire Escrow Account to the Non-Defaulting Member or Members as provided in Section 4.3(b), and (ii) reported by such Member on its U.S. federal income tax return and not on the U.S. income tax return of the Company. The exclusive remedies for a Member’s failure to make an Additional Capital Contribution to capital in accordance with a Cash Call shall be those set forth in this Section 4.3, and no Member shall have any personal or recourse liability for the failure to satisfy a Cash Call.

(b) Consequences of Failure to Provide Additional Capital Contributions. In the event that Additional Capital Contributions are required to be made and on or prior to the Additional Capital Contribution Date one or more Members has made its share of the Additional Capital Contribution (each a “Non-Defaulting Member”) and one or more Members has failed to make its share of the Additional Capital Contribution (each a “Defaulting Member”), the Manager shall determine and give written notice to each Non-Defaulting Member of the amount of Additional Capital Contributions remaining to be made (the “Deficit Contribution Amount”), whereupon any Non-Defaulting Member shall have the option during the following five (5) day period (the “Deficit Option Period”) to (i) request and receive from the Escrow Account an immediate return of the funds advanced as its Additional Capital Contribution (whereupon, for purposes of the remainder of this Section 4.3, the Member making such request shall become a Defaulting Member and the Deficit Contribution Amount shall be increased by the amount returned to such Defaulting Member) or (ii) elect to advance to the Company as a loan its pro rata share of the Deficit Contribution Amount and treat such Non-Defaulting Member’s share of the Additional Capital Contribution as a loan to the Company and not an Additional Capital Contribution (the “Optional Deficit Loan”). If there is more than one Non-Defaulting Member who elects to make an Optional Deficit Loan such Non-Defaulting Members shall make the Optional Deficit Loans pro rata in proportion to their respective Interests. In the event a Non-Defaulting Member makes an Optional Deficit Loan, (i) the principal balance of each Optional Deficit Loan shall be equal to the sum of the amount paid by the Non-Defaulting Member to the Company on behalf of the Defaulting Member and such Non-Defaulting Member’s share of the Additional Capital Contribution, (ii) each such loan shall bear interest at the rate of 14% plus the rate publicly announced by the Bank of America as its “Prime Rate” or “Reference Rate” or any other similar successor rate or the highest rate permitted by law, whichever is less and (iii) the interest and principal on each Optional Deficit Loan shall be payable before any distributions are paid pursuant to Section 4.6, with payments to the Non-Defaulting Member first being applied to reduce accrued interest on the Optional Deficit Loan and then to reduce the principal balance of the Optional Deficit Loan.

(c) No Third Party Beneficiaries. The provisions of this Agreement are intended to benefit the Members and, to the fullest extent permitted by law, shall not be construed as conferring any benefit upon any creditor of the Company (and no such creditor of the Company shall be a third-party beneficiary of this Agreement) and the Members shall not have any duty or obligation to any creditor of the Company to make any contribution to the Company or to issue any call for capital pursuant to this Agreement.

Section 4.4. Capital Accounts.

(a) A separate book capital account (a “Capital Account”) shall be established and maintained for each Member by the Manager. The Capital Account of each Member shall be: (a) credited with (i) the amount of cash and the agreed-upon Fair Market Value of any property contributed by such Member to the Company (net of liabilities secured by such contributed property that the Company is considered to assume or take subject to under Section 752 of the Code), including cash contributed by a Member as such Member’s Initial Capital Contribution, (ii) such Member’s share of any Profits or other items in the nature of income or gain allocated to it under this Agreement, and (iii) such Member’s share of other items required to be credited thereto under Treasury Regulation Section 1.704-1(b)(2)(iv); and (b) shall be debited with (i) the amount of cash and the Fair Market Value of any property distributed to such Member (net of liabilities secured by such distributed property that such Member is considered to assume or take subject to under Section 752 of the Code), (ii) such Member’s share of any Losses or other items in the nature of expenses or losses allocated to it under this Agreement, and (iii) such Member’s share of other items required to be debited thereto under Treasury Regulations Section 1.704- 1(b)(2)(iv). Any adjustments to the tax basis of the Company property under Sections 732, 734, or 743 of the Code will be reflected as adjustments to the Capital Accounts of the Members only in the manner and to the extent provided in Treasury Regulations Section 1.704-1(b)(2)(iv)(m). These provisions and other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Treasury Regulations.

(b) If any interest in the Company is transferred, the proportionate Capital Account and Interest attributable to such interest in the Company shall continue to be attributable to such interest in the Company.

Section 4.5. Allocations.

(a) After giving effect to the special allocations set forth in Sections 4.5(b) and 4.5(e), if any, Profits or Losses for a Fiscal Year shall be allocated among the Members as follows:

(i) Profits shall first be allocated among the Members to offset all prior allocations of Losses to the Members pursuant to Section 4.5(a)(vii);

(ii) Profits shall next be allocated among the Members in proportion to their respective Interests until each Member’s Capital Account balance is increased to a level at which an immediate distribution of such Capital Account balance to each Member would cause each Member to receive an Internal Rate of Return of eleven percent (11%);

(iii) Profits shall next be allocated (A) eighty-nine percent (89%) among the Members in proportion to their respective Interests and (B) eleven percent (11%) to Managing Member until each Member’s Capital Account balance is increased to a level at which an immediate distribution of such Capital Account balance to each Member would cause each Member to receive an Internal Rate of Return of twenty-five percent (25%);

(iv) Any remaining Profits shall next be allocated (A) sixty-five percent (65%) among the Members in proportion to their respective Interests and (B) thirty-five percent (35%) to Managing Member.

(v) Losses shall first be allocated among the Members to offset in reverse order all prior allocations of Profits pursuant to Section 4.5 (other than Section 4.5 (a)(i)).

(vi) Losses in excess of the amount allocated among the Members pursuant to Section 4.5(a)(vii) shall be allocated among the Members in proportion to their respective Interests.

(vii) Notwithstanding anything to the contrary in this Section 4.5(a), i1 upon the sale or the Assets or liquidation of the Company, each Member’s Capital Account balance is increased to a level at which an immediate distribution of such Capital Account balance to each Member would cause each Member to receive a final Internal Rate of Return of at least eleven percent (11%) but not more than twenty percent (20%), then $250,000 of the Profits allocated to the Non-Managing Members shall be reallocated, in accordance with the Non-Managing Members’ respective Interests, to the Manager and the Members’ Capital Accounts will be adjusted accordingly.

(viii) Notwithstanding anything to the contrary in this Section 4.5(a), if, upon the sale or the Assets or liquidation of the Company, each Member’s Capital Account balance is increased to a level at which an immediate distribution of such Capital Account balance to each Member would cause each Member to receive a final Internal Rate of Return of more than forty percent (40%), then $125,000 of the Profits allocated to the Manager shall be reallocated to the Non-Managing Members in accordance with their respective Interests, and the Members’ Capital Accounts will be adjusted accordingly.

(b) Notwithstanding anything to the contrary contained in this Section 4.5:

(i) If during any Fiscal Year there is a net decrease in Company minimum gain (as such term is defined by Treasury Regulation Section 1.704-2(d) with respect to partnership minimum gain), then each Member shall be allocated items of Company income and gain for such Fiscal Year (and, if necessary, for subsequent Fiscal Years) in the manner provided in Treasury Regulation Section 1.704-2(f). This Section 4.5(b)(i) is intended to comply with the partnership minimum gain chargeback requirements of Treasury Regulation Section 1.704-2.

(ii) If during any Fiscal Year there is a net decrease in Member nonrecourse debt minimum gain (as such term is defined by Treasury Regulation Section 1.704-2(i) with respect to partner nonrecourse debt minimum gain) then each Member with a share of such Member nonrecourse debt minimum gain shall be allocated items of Company income and gain for such year (and, if necessary, for subsequent Fiscal Years) in the manner provided in Treasury Regulation Section 1.704-2(i). This Section 4.5(b)(ii) is intended to comply with the partner nonrecourse debt minimum gain chargeback provisions of Treasury Regulation Section 1.704-2(i).

(iii) Member nonrecourse deductions (as defined in Treasury Regulation Section 1.704-2(i)(1) with respect to partner nonrecourse deductions) shall be allocated to the Member that bears the economic risk of loss with respect to such deductions as prescribed in Treasury Regulation Section 1.704-2(0(1).

(c) Taxable income, gain, loss or deduction of the Company (as well as any credits and the basis of property to which such credits apply) as determined for federal income tax purposes shall be allocated in the same manner as the corresponding income, gain, loss or deduction is allocated for purposes of adjusting Capital Accounts hereunder.

(d) Subject to Section 706 of the Code and to any applicable Treasury Regulations, Profits, Losses and items of income, gain, loss deduction or credit for federal income tax purposes for a Fiscal Year that are attributable to any Interest in the Company that is transferred or assigned during such Fiscal Year shall be allocated between the portion of the Fiscal Year during which such Interest was held by the transferor and the portion of the Fiscal Year during which such Interest was held by the transferee on the basis of the number of days of the year such Interest was held by each, assuming that the effective date of each transfer shall be deemed to have occurred on the first day of the month in which it becomes final.

(e) (i) Any Losses otherwise allocable to a Member with, or which would produce, a deficit in such Member’s Adjusted Capital Account Balance shall be allocated to the extent of the aggregate of and in proportion to the positive Adjusted Capital Account Balances of other Members. If any Member receives any adjustments, allocations, or distributions described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) that create or increase a deficit balance in their Adjusted Capital Account Balances, then the next allocation of items of Company income and gain that would otherwise have been allocated to the other Members shall be specially allocated to such Member in an amount and a manner sufficient to eliminate the deficit balance in such Adjusted Capital Account Balance created by such adjustments, allocations, or distributions as quickly as possible. The preceding sentence is intended to comply with the qualified income offset provision in Treasury Regulations Section 1.704-1(b)(2)(ii)(d).

(ii) The allocation provisions contained in this Agreement are intended to comply with Section 514(c)(9)(e) of the Code and shall be interpreted consistently therewith.

(iii) Subject to compliance with Section 514(c)(9)(E) of the Code, any special allocations pursuant to this Section 4.5(e) or Section 4.5(b) shall be taken into account in computing subsequent allocations pursuant to this Section 4.5, so that the allocations of items of Company income and gain allocated to each Member pursuant to this Section 4.5 shall be equal to the allocations of items of Company income and gain that would have been allocated to each Member pursuant to the provisions of this Section 4.5 if the adjustments, allocations, or distributions and the resulting special allocations pursuant to this Section 4.5(e) or Section 4.5(b) had not occurred.

(0 In accordance with Code Section 704(c) and the Treasury Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Company shall, solely for income tax purposes, be allocated among the Members to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its Fair Market Value at the time of contribution. Any elections or other decisions relating to such allocations shall be made by the Manager, subject to the approval rights under Section 5.3, in a manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section 4.5(f) are solely for purposes of federal, state, and local income tax purposes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Profits, Losses or distributions.

(g) The Members intend that the allocation provisions of Section 4.5 shall produce final Capital Account balances of the Members that will permit liquidating distributions that are made in accordance with final Capital Account balances under Section 10.2(c) to be made (after unpaid loans and interest thereon, including, without limitation, those owed to Members, have been paid) in a manner identical to the order of priorities set forth in Section 4.6. Notwithstanding anything to the contrary, to the extent permitted under Section 514(c)(9)(E) of the Code and to the extent that the allocation provisions would fail to produce such final Capital Account balances, (x) Profits and Losses of the Company for the current taxable year and future taxable years (or items of gross income and deduction of the Company for such years) may be reallocated by the Manager among the Members as necessary to produce such result (or, to the extent it is not possible to achieve such result with allocations of items of income (including, without limitation, gross income) and deduction for the current year and future years, for prior open taxable years) as reasonably determined by the Manager, subject to the approval rights under Section 5.3, and (y) such provisions shall be amended by the Manager, subject to the approval rights under Section 5.3, if and to the extent necessary to produce such result without the consent of any other Member being required.

Section 4.6. Distributable Cash Flow.

(a) All Distributable Cash Flow, if any, attributable to each calendar month of each Fiscal Year (or portion thereof) shall be applied and distributed as follows, subject to Section 4.3(b):

(i) first, to replenish the Contingency Reserve up to an amount approved by the Members; and

(ii) second, to the Members, as follows:

(A) first, one hundred percent (100%) shall be distributed to the Members (including Manager) in accordance with their Interests until each Member has received an amount that yields it an Internal Rate of Return of at least eleven percent (11%);

(B) second, any remainder shall be distributed (1) eighty-nine percent (89%) to the Members (including Manager) in accordance with their Interests and (2) eleven percent (11%) to the Manager as an additional distribution until each Member has received and without regard to amounts paid to the Manager under Section 4.6(a)(ii)(B)(2) an amount that yields it an Internal Rate of Return of at least twenty-five percent (25%);

(C) third, any remainder shall be distributed (1) sixty-five percent (65%) to the Members (including Manager) in accordance with their Interests and (2) thirty-five percent (35%) to the Manager as an additional distribution.

Notwithstanding the foregoing, if application of subsections (ii)(B) and (C) would cause the Members to receive an amount that, when aggregated with all prior distributions referenced in Section 4.6(a) and Section 10.2(c) yields it an Internal Rate of Return of less than eleven percent (11%), the additional distributions otherwise payable to the Manager under subsections (ii)(B) and (C) shall be reduced to the extent necessary for the Members to achieve a eleven percent (11%) Internal Rate of Return.

Notwithstanding the foregoing, the distributions pursuant to Section 4.6(a)(ii) shall be adjusted to result in each of the Members receiving an equivalent Internal Rate of Return and without regard to amounts paid to the Manager under Sections 4.6(a)(ii)(B)(2).

Notwithstanding the foregoing, and without limiting any rights, in law or in equity, otherwise available to a Member, if the Manager is removed For Cause, all Distributable Cash Flow will be distributed pursuant to Sections 4.6(a)(ii)(A) without regard to the eleven percent (11%) Internal Rate of Return limit and not pursuant to Sections 4.6(a)(ii)(B)(2),.

Notwithstanding anything to the contrary in this Section 4.6(a), if, upon the sale of all of the Assets or the liquidation of the Company, each Member would receive distributions under this Section 4.6(a)(ii) (exclusive of amounts paid to the Manager under Sections 4.6(a)(ii)(B) and (C)) that would yield it a final Internal Rate of Return of at least eleven percent (11%) but not more than twenty percent (20%), then the final $250,000 of Net Cash Flow that would have been distributed to the Non-Managing Members in accordance with their respective Interests shall instead be distributed to the Manager.

Notwithstanding anything to the contrary in this Section 4.6(a), if, upon the sale of all of the Assets or the liquidation of the Company, each Member would receive distributions under this Section 4.6(a)(ii) (exclusive of amounts paid to the Manager under Sections 4.6(a)(ii)(B) and (C)) that would yield it a final Internal Rate of Return of more than forty percent (40%), then the final $125,000 of Net Cash Flow that would have been distributed to the Manager shall instead be distributed to the Non-Managing Members in accordance with their respective Interests.

Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not be required to make a distribution to the Members on account of its interest in the Company if such distribution would violate Section 18 607 of the Act or any other applicable law.

(b) Income Tax Withholding. The Manager, subject to the approval rights under Section 5.3, shall make all tax withholding payments required with respect to any Member under Code Section 1446 or other provisions of the Code, or under the laws of any state or other jurisdiction, and shall treat all such amounts withhold for all purposes of this Agreement as a distribution of cash to such Member pursuant to Section 4.6 at the time such amount is paid by the Company.

Section 4.7. Intentionally Omitted.

Section 4.8. Project Budget. On or before Close of Escrow, the Manager shall deliver to the Non-Managing Members a proposed Project Budget for the Fiscal Year ending May 31, 2006 and on or before each and every April 1st thereafter during the term of this Company, the Manager shall deliver to the Non-Managing Members the proposed Project Budget for the following Fiscal Year. Any proposed Project Budget shall be subject to approval pursuant to Section 5.3. To the extent any proposed Project Budget is not approved, the Manager will operate the Project in accordance with the previously approved project Budget until a new Project Budget is approved.

Section 4.9. Business Plan. On or before Close of Escrow, the Manager shall prepare, or shall cause the Asset Manager to prepare, and shall submit to the Non-Managing Members for approval, a plan (the “Business Plan”) representing the Company’s overall strategic plan for the management, ownership, and disposition of the Assets, which shall be updated as circumstances dictate, but no less frequently than annually. The Business Plan shall be subject to the approval of the Non-Managing Members as set forth in Section 5.3. Until the Non-Managing Members have approved a revised and updated Business Plan, the Assets shall be operated in accordance with the then existing Business Plan.

Section 4.10. Distributions in Kind. No distribution of property in kind by the Company shall be permitted without the approval of a Supermajority of the Members. If any assets of the Company are distributed in kind pursuant to this Agreement, such assets shall be distributed to the Members entitled thereto as tenants-in-common in the same proportions as the Members would have been entitled to cash distributions if such property had been sold for cash and the net proceeds thereof distributed to the Members. In the event that distributions in kind are made to the Members upon dissolution and liquidation of the Company, the capital account balances of such Members shall be adjusted to reflect the Members’ allocable share of gain or loss which would have resulted if the distributed property had been sold at its Fair Market Value.

Section 4.11. Timing of Distributions. The Manager shall make all distributions of Distributable Cash Flow under Section 4.6 as promptly as practicable after the transaction giving rise to such Distributable Cash Flow. Manager shall make distributions of all other Distributable Cash Flow within thirty (30) days after the end of each calendar month during which Distributable Cash Flow was received unless otherwise agreed to by the Members.

Section 4.12. Capital Matters.

(a) A Member shall not be entitled to withdraw any part of its Capital Account or receive any distributions from the Company except as specifically provided in this Agreement. No Member shall be entitled to receive any distribution in kind except as otherwise provided herein. No interest shall be paid on or with respect to the Capital Account of any Member. Except as expressly provided herein, no Member shall have any priority over any other Member as to the return of its Capital Contributions or as to compensation by way of income, and no additional share of the profits or losses of the Company shall accrue to any Member solely by virtue of its Capital Account being proportionately greater than the Capital Account of any other Member. No Member shall be entitled to make any Additional Capital Contributions to the Company other than as provided herein.

(b) In the event that any Member makes a loan to the Company, such loan shall not be considered a contribution to the capital of the Company and shall not increase the Capital

Account of the lending Member. Repayment of such loans shall not be deemed withdrawals from the capital of the Company.

(c) No Member shall have any obligation to restore any negative balance which may exist from time to time in such Member’s Capital Account. If any Member receives a distribution from the Company in excess of the amount such Member should have received in accordance with the provisions of this Agreement at the time the distribution was made, such Member shall be obligated to pay any such excess to the Company for reallocation to the Member or Members rightfully entitled to such distribution upon demand to do so by the Manager or other Members.

ARTICLE V

RIGHTS, POWERS, DUTIES AND OBLIGATIONS

Section 5.1. Management.

(a) The Manager shall have the sole right to manage the business of the Company in accordance with the terms of this Agreement. The Company shall be managed and operated so that it qualifies as a “real estate operating company” as defined in 29 C.F.R. § 2510.3-101(e). Except as otherwise specifically provided in this Agreement, all Company actions, decisions, consents, approvals, determinations and elections required or permitted to be made pursuant to this Agreement or otherwise shall be made by the Manager. All such Company actions, decisions, consents, determinations and elections made or taken by the Manager shall be binding upon all the Members. All actions, decisions, consents, approvals, determinations and elections required or permitted herein may be prospective or retroactive. The Manager shall seek to minimize, to the extent reasonably practical and to the extent not inconsistent with the best interests of the Company or the Company’s investment objectives (including, without limitation, that of maximizing the pre-tax returns of all of the Members) the amount of “unrelated business taxable income” (as defined in Code Sections 511 through 514) (“UBTI”) recognized by the Company.

(b) REIT Compliance. If Company is owned either directly or indirectly by a REIT, the Company shall at all times conduct its business activities and operations (and shall cause any entity in which the Company owns a direct or indirect interest to conduct its business activities and operations) so that if the Company were otherwise treated as a REIT for federal income tax purposes, the Company would satisfy the “95% of gross income test” set forth in Section 856(c)(2) of the Code, the “75% of gross income test” set forth in Section 856(c)(3) of the Code and the “asset tests” set forth in Section 856(c)(4) of the Code. The Company shall refrain from taking any action (and shall not permit any entity in which the Company owns a direct or indirect interest to take any action) which (i) could adversely affect the status of any direct or indirect owner of Company as a REIT, or (ii) could result in the imposition of any tax under Section 857 of the Code or Section 4981 of the Code on any direct or indirect owner of Company.

Section 5.2. Powers of the Manager. The Manager shall act as fiduciary to the Company. In performing its obligations under this Agreement, the Manager shall at all times act in good faith and in the best interests of the Company and, using its best efforts, shall carry out all of its obligations under this Agreement in accordance with normal and prudent practices in the commercial real estate business and consistent with the Manager’s duty to the Company. Subject to the foregoing, and the approval rights set forth in this Agreement, the Manager shall have full, exclusive and complete discretion to manage and control the business and affairs of the Company, shall make all decisions affecting the Company business, shall have full authority to take any action contemplated hereby and shall have full power to exercise any and all rights generally inferred or conferred by law in connection therewith.

Section 5.3. Approval of the Members. Certain matters described below shall be subject to the prior approval of one or more Members as more specifically set forth below. In each case, the Manager shall give to each of the Members notice requesting such approval, accompanied by a description in reasonable detail of the matter set forth below.

(a) Approval of a Supermajority of the Members. The following matters shall be subject to the prior approval of a Supermajority of the Members (which shall include NAREP) and a Supermajority of the Members (which shall include NAREP) shall have the right to direct the Manager to take any of the following actions:

(i) Any amendment of the Limited Liability Company Agreement or the Certificate of Formation of the Company and any merger or consolidation of the Company with any other entity (except as otherwise expressly provided herein);

(ii) The issuance of additional Interests in the Company;

(iii) Any transaction or other dealings between the Company and any Member, or any Affiliated Person as to any Member (provided that all such transactions or other dealings shall be conducted on an arm’s length basis), other than transactions expressly contemplated by this Agreement or the Asset Management Agreement;

(iv) The sale or transfer of the Real Property, or any portion thereof except as provided in Section 5.3(c);

(v) The sale or transfer of all or substantially all of the Assets of the Company;

(vi) The financing of any Company business or pledge of any Company Assets, including the Real Property;

(vii) The Business Plan, including updates thereto, provided to the Members in accordance with Section 4.9;

(viii) The Project Budget, including updates thereto, provided to the Members in accordance with Section 4.8 and any line item increase in or expenditures in excess of the Project Budget;

(ix) Any financing, refinancing, amendment, extension or restatement of or other modification to any indebtedness of the Company;

(x) The purchase of the Real Property by the Company;

(xi) The employment by the Company of its own personnel; and

(xii) Approval of any matter requiring the approval of the Company under the Asset Management Agreement (unless such consent is specifically addressed elsewhere in this Agreement)

Upon failure of Manager to take any such action within ten (10) days of such direction, a Supermajority of the Members or NAREP shall have the right to remove such Manager pursuant to the terms of Section 13.1.

(b) Approval of a Majority in Interest of the Members and NAREP. The following matters shall be subject to the prior approval of a Majority in Interest of the Members and NAREP shall have the right to direct the Manager to take any of the following actions:

(i) The tax policy or policies of the Company and all tax returns of the Company;

(ii) An action or decision of the Company not in the ordinary course of the Company’s business, provided however, that approval of a Supermajority of the Members shall be require for any such act or decision if it would result in materially and adversely altering the economic or voting rights of the Kennedy-Wilson Member or create, increase or extend any obligation or liability of Kennedy-Wilson Member;

(iii) The making of any loan from the Company;

(iv) Any determination that Additional Capital Contributions pursuant to Section 4.4(a) are necessary, including without limitation the decision to fund any Mortgage Loan Shortfall not covered by the Kennedy-Wilson Guaranty;

(v) Any amendment, extension or restatement of or other modification to any agreements with the Asset Manager under the Asset Management Agreement, approval of any asset submanager, property manager or any agreements with respect thereto and any decision to acquire title to real estate, other than the Real Property;

(vi) Any reimbursement by the Company of any out-of-pocket or other expenses of any Member;

(vii) Decisions regarding tax accounting policies and selection of a tax accountant for the Company;

(viii) Approval of any lease with respect to the Real Property for more than 5,000 square feet, or any amendment thereto;

(ix) Calling an Asset Management Agreement Event of Default;

(x) Causing the Company to take any action permitted under the Asset Management Agreement as a result of an Asset Management Agreement Event of Default;

(xi) Removal of any Asset Manager pursuant to the Asset Management Agreement or selection of a successor Asset Manager thereunder;

(xii) Retention, removal, termination or replacement of any property manager, leasing agent, development agent or construction manager (any agreement with such service provider shall be subject to termination at will upon 30 days notice) ; and

(xiii) Approval of any form lease.

Upon failure of Manager to take such action within ten (10) days of such direction, a Majority in Interest of the Members or NAREP shall have the right to remove such Manager pursuant to the terms of Section 13.1.

(c) Right to Require Attempted Sale. Notwithstanding the provisions of Section 5.3(a), at any time after the date of this Agreement, unless the Buy-Sell provisions of Article XI have been invoked and are pending, any Member may direct the Manager to market and sell or transfer the Property (or any portion thereof) at any time for its Fair Market Value determined on an AS IS, WHERE IS basis, as approved by a Majority in Interest of the Members.

Section 5.4. Company Liabilities. The Manager will have no liability for the return of the Members’ Capital Contributions. All liabilities of the Company, including without limitation the Company’s indemnity obligations under Section 5.6, will be liabilities of the Company as an entity, and will be paid or satisfied from Company assets. Except as otherwise expressly provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be the debts, obligations and liabilities solely of the Company, and neither the Members nor the Manager shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member or Manager of the Company. Additionally, except as otherwise agreed by the Members in writing, any indebtedness which is secured by a mortgage, security interest, deed of trust or other lien or encumbrance on the Real Property or the Assets shall expressly provide that the obligee shall look solely to its mortgage, security interest, deed of trust or liens on the Real Property or the Assets, as the case may be, for the repayment of any and all amounts due under the terms of such instruments and that the Members shall have absolutely no personal liability, joint or several, for the repayment of such indebtedness or for any deficiency judgment resulting from the foreclosure of such mortgage, security interest, deed of trust or lien. Under no circumstances shall any Member, in its capacity as a Member, any partner, shareholder, director, officer, agent or advisor of any Member or Affiliate, be personally liable for losses, costs, expenses, liability, or obligations of the Company.

Section 5.5. Liability of Non-Managing Members. The Non-Managing Member shall not be personally liable for any of the debts, liabilities, obligations or contracts of the Company or of any other Member, nor shall a Non-Managing Member be required to lend any funds to the Company. Each Non-Managing Member shall only be liable to make payment of such Member’s Initial Capital Contributions as and when due hereunder. If and to the extent a Members’ Initial Capital Contributions shall be fully paid, the Non-Managing Member shall not, except as required by the express provisions of the Act regarding repayment of sums wrongfully distributed to any such Member, be required to make any further contributions to the Company. Except as otherwise provided in the Act, by law or expressly in this Agreement, the Non-Managing Member shall not have any fiduciary or other duty to another Member with respect to the business and affairs of the Company, and the Non-Managing Member shall not be liable to the Company or any other Member for acting in good faith reliance upon the provisions of this Agreement. Each Member agrees to act in good faith and with fair dealing under this Agreement with respect to each other Member and with respect to the Manager, subject to the express provisions of this Agreement. The Non-Managing Member shall not have any responsibility to restore any negative balance in its Capital Account or to contribute to or in respect of the liabilities or obligations of the Company or return distributions made by the Company except as required by the Act, this Agreement or applicable law. The failure of the Company to observe any formalities or requirements relating to the exercise of its powers or the management of its business or affairs under this Agreement or the Act shall not be grounds for making its Members or the Manager responsible for the liabilities of the Company.

Section 5.6. Indemnification. Subject to the limitations contained in Article 11 of the Act, the Company, to the fullest extent permitted by law and to the extent of its assets legally available for that purpose, will indemnify and hold harmless the Members and any partner, shareholder, director, officer, agent and Affiliate (collectively, the “Indemnified Persons”), from and against any and all loss, damage, expense (including without limitation reasonable fees and expenses of attorneys and other advisors and any court costs incurred by any Indemnified Person) or liability by reason of anything any Indemnified Person does or refrains from doing for, or in connection with, the business or affairs of, the Company (including, without limitation, recordkeeping and reporting activities under Sections 6.1 and tax matters under Sections 6.2, 6.5 and 6.6 except to the extent that the loss, damage, expense or liability results primarily from the Indemnified Person’s gross negligence or willful breach of a material provision of this Agreement which in either event causes actual, material damage to the Company.

Section 5.7. Rights of Competition. Any Member or group of Members, directly or indirectly through one or more Affiliates or with unrelated third parties, may engage in any business, purchase any real property or make any other investment, even if such business, real property or other investment is in competition with or an opportunity of the Company, notwithstanding any provision to the contrary at law or in equity. Any such activity of a Member may be undertaken with or without notice to or participation therein by the other Members. Each

Member hereby waives any right or claim it may have against the other Members with respect to any such activity or the income or profits therefrom.

Section 5.8. Transactions with Affiliates. The Manager either in its capacity as Manager of the Company or otherwise, in the exercise of its power and authority under this Agreement, may contract or otherwise deal with or otherwise obligate the Company to Affiliates of the Manager or of a Member or other entities in which the Manager or a Member may have an ownership or financial interest, so long as applicable contract prices, fees or other remuneration in respect thereto shall not be in excess of current market price therefor in the area in which the Company transacts business and so long as the Non-Managing Members have approved in advance such contract or other dealing by a Supermajority of the Non-Managing Members. The Members hereby ratify and approve the terms of the Asset Management Agreement with Kennedy-Wilson International.

Section 5.9. Devotion of Time. The Manager shall devote such time, services and efforts as may be reasonably necessary for the proper furtherance, management, operation, maintenance and care of the businesses and properties of the Company. The Manager may have other business interests and may engage in other real estate activities and any other business, trade or profession on its own account, or in partnership with any other person or as stockholder of any other corporation. The Manager shall not be required to devote its entire time to the business of the Company.

Section 5.10. Prohibited Activities. The Company shall not engage in any of the following activities:

(a) pay any Manager or any Affiliate of any Manager a rebate for their own account in connection with goods or services purchased for or on behalf of the Company, or participate in any reciprocal business arrangement which would enable any Manager or any Affiliate of any Manager to receive such rebate;

(b) underwrite the securities of others;

(c) make any investments in real estate other than as provided in Section 3.1 of this Agreement or otherwise approved by a Majority Vote; or

(d) invest cash flow generated by the operation of the Company or the sale or refinancing of all or a portion of the Property in any other venture other than the Company.

Section 5.11. Asset Management Agreement. An Affiliate of the Manager shall provide certain asset management services for the Company in consideration for the payment of fees provided for therein. To the extent any duties of the Manager are delegated to the Manager pursuant to the terms of the Asset Management Agreement, the Manager shall oversee and insure the performance of those obligations by the Manager and nothing herein or therein shall limit or reduce the Manager’s liability to the Company therefor. The Asset Management Agreement shall be subject to termination as provided herein and therein.

ARTICLE VI

BOOKS AND RECORDS, REPORTS,

AND INCOME TAX ELECTIONS

Section 6.1. Books and Records.

(a) The Manager shall maintain or cause to be maintained full and accurate books and records of the Company at the Company’s principal place of business (or such other place as the Manager may designate), showing all receipts, expenditures, assets, liabilities, profits and losses of the Company and all other records necessary for the recording of the Company’s businesses and affairs. The books of the Company, for financial and tax purposes, shall be kept on the basis of generally accepted accounting practices. Any Non-Managing Member and its duly authorized representatives shall, at any reasonable time during regular business hours, have access to and may inspect and copy any of such books or records at the offices of the Company. In addition, within sixty (60) days of the sale of the Real Property, the Manager shall collect and store all property management records (including, but not limited to, commercial leases, paid invoices, and general ledgers) in accordance with the terms of this Agreement. All decisions as to accounting matters, except as specifically provided herein, shall be made by the Manager after giving consideration to such advice and/or recommendations as the Non-Managing Members, or any of them, may from time to time provide.

(b) The Manager will retain the books and records of the Company and will retain or direct the Manager to retain all files and records pertaining to the assets of the Company and to such manager’s performance under the Asset Management Agreement for a period of seven (7) years after termination of such agreement and thereafter will accomplish the return or other disposition as directed by the Members. The Manager shall not at any time, including after the seven (7) year period following the expiration or termination of the Company, destroy any files or records (including property management records) without the prior written consent of the Non-Managing Member, provided that if the Non-Managing Member does not consent to destruction after such period of seven years, the Manager may forward such records to the Non-Managing Member. The Manager shall provide each Member with an opportunity, at the expense of such Member, to obtain a complete set of such files and records prior to their destruction. Upon the dissolution of the last of the Company, the rights of the Company to obtain such files and records shall pass to each former Member. Notwithstanding any provision to the contrary, the obligations of the Manager under this Section 6.1(b) shall survive the termination or expiration of this Agreement.

Section 6.2. Tax Reporting Information. Within forty five (45) days after the end of each Fiscal Year of the Company, the Manager shall cause to be prepared and furnished to each person who was a Member at any time during the fiscal year then ended all necessary tax reporting information required by the Members for preparation of their respective income tax returns.

Section 6.3. Reports. The Manager shall render the following reports to the Non-Managing Members: (i) if financing is obtained in connection with the Property, no less than 3 days prior to any debt service payment date, a debt service report setting forth all payments payable under the Loan Documents and the Asset Management Agreement for the applicable payment period, including all permitted distributions to the Members. Unless any Non-Managing Member makes known to the Manager its disagreement with such report, in which case the Manager and such Member shall endeavor to resolve such disagreement as promptly as possible, the Manager shall make the payments set forth in such report in accordance with the terms of the Loan Documents, the Asset Management Agreement and this Agreement; (ii) within twenty (20) days after the end of each calendar month, a balance sheet of the Company as of the end of the preceding month, related profit and loss statement for the month then ended and a statement of Members’ Capital, all of which shall be prepared in accordance with generally accepted accounting principles; and (iii) within sixty (60) days after the end of each Fiscal Year, audited financial statements of the Company, including at least a balance sheet, a profit and loss statement and a statement of cash flows for the Fiscal Year then ended, certified by the accountant or accountants then retained by the Company, which financial statements shall be accompanied by a report of the Manager which shall include all such matters as the Manager may deem material to the operations of the Company.

Section 6.4. Asset Management Reporting. The Manager, as the representative of the Company in connection with the Asset Management Agreement, shall provide the Members with any information requested by the Members with respect to matters addressed in the Asset Management Agreement, and in addition, the Manager shall provide Members with the following information promptly after it becomes available (i) notification of any defaults under the Asset Management Agreement; (ii) copies of any written notices made by the Company to any Asset Manager under the Asset Management Agreement; and (iii) copies of all written notices, all reports and all certifications from any Asset Manager to the Company under the Asset Management Agreement. In the event the Manager shall fail to give any notice under the Asset Management Agreement, or is required to respond to a notice given to the Company under the Asset Management Agreement, and a Majority in Interest of the Members determines such notice should have been given or responded to, as the case may be, a Majority in Interest of the Members shall have the right to direct the Manager to deliver or respond to such notice. Upon the failure of the Manager to give or respond to such notice within two (2) Business Days after such direction, a Majority in Interest of the Members shall have the right to remove such Manager For Cause.

Section 6.5. Intentionally Omitted.

Section 6.6. Tax Matters Partner. The Manager is designated as the “Tax Matters Partner” (herein so called) under Section 6231 of the Code.

(a) If an audit of the Company’s federal income tax return is commenced, the Manager will promptly advise all Members of all developments with respect to the audit and provide each Member with a copy of all notices received from the Internal Revenue Service, including any final Company administrative adjustment (as defined in Section 6223(a) of the Code). The Manager shall consult with the Non-Managing Members with respect to any action to be taken by the Manager in its capacity as Tax Matters Partner and shall obtain the prior consent of the Non-Managing Members by Majority Vote prior to taking any such action. The Tax Matters Partner shall not be required to take any action or incur any expenses for the prosecution of any administrative or judicial remedies in its capacity as Tax Matters Partner unless the Tax Matters Partner is satisfied that the Company will bear any and all such expenses. So long as the Tax Matters Partner is not grossly negligent or does not act in bad faith, or if the Tax Matters Partner acts pursuant to instructions approved by all the Members, the Company shall indemnify and hold harmless the Tax Matters Partner from and against any and all liabilities incurred by the Tax Matters Partner in connection with any activities or undertakings taken by it in its capacity as Tax Matters Partner. A Member that enters into a settlement or closing agreement with the Internal Revenue Service or state or local tax authority in respect of any Company item shall notify the Tax Matters Partner of such agreement and its terms within ten days of the execution of such agreement.

(b) The Tax Matters Partner, at the expense of the Company and in accordance with the tax policies approved by the Non-Managing Members as required by Section 5.3 hereof, shall cause to be prepared by a preparer selected by the Tax Matters Partner all federal, state and local income tax returns and other returns or statements required of the Company by applicable law, and the Tax Matters Partner shall timely file such returns or statements. The Tax Matters Partner shall not have any liability for acts of any agent appointed in accordance herewith in connection with such returns and statements after first forwarding each of the same to the Non-Managing Members for approval as required by Section 5.3 hereof. The Tax Matters Partner shall (i) until such time as the Tax Matters Partner has received the written unanimous consent of the Members concerning any change in the tax classification of the Company, file or cause to be filed tax returns as a partnership for federal, state and local income tax purposes, (ii) prepare or cause to be prepared reports of foreclosure or abandonment of property securing a mortgage loan as required by Section 6050J of the Code and (iii) cause to be mailed to each Member copies of any or all of such tax returns of the Company when requested to do so by such Member.

ARTICLE VII

BANKING

The Manager shall, or shall cause the Asset Manager to establish and maintain the Company Account with a financial institution designated by the Manager and approved by a Majority in Interest of the Members. Funds in the Company Account shall, to the extent consistent with prudent business practice, be invested in interest bearing accounts. The Company Account shall be maintained on behalf of the Company as a segregated account and shall not be commingled with the funds of any Person other than the Company. Each Company Account shall be an Eligible Account. All withdrawals therefrom shall be made only in the regular course of the Company’s business and upon such signatures of the Manager, Members or such other Person as shall be designated by the Manager, provided that at all times (i) authorized signatories shall include two officers of the Manager and two officers of any Member holding a Majority in Interest of the Members, and (ii) withdrawals of amounts in excess of $5,000 shall require signatures of two authorized signatories (except for automatic payments of debt service or other periodic payments made pursuant to an approval contract in which cases two signatories will be required to set up the automatic payments). The Manager shall give written notice to each Member of the location and account number of the Company Account and shall not change the location or account number without the consent of a Majority in Interest of the Members. The Manager shall cause the depository bank holding the Company Account to provide on-line access to information regarding payments received, withdrawals made and the balance of the Company Account to the Manager on any Business Day on which such depository institution is open. The Manager may pay from the Company Account, when due, Company expenses provided such Company expenses are part of an approved Project Budget or are otherwise approved by a Supermajority Majority in Interest of the Members.

ARTICLE VIII

REPRESENTATIONS OF MEMBERS

Each Member, by execution hereof, represents and warrants to the Company and each other:

(a) it is neither: (i) an employee benefit plan within the meaning of Section 3(3) of ERISA (whether or not it is subject to the provisions of Title I of ERISA); (ii) a plan described in Section 4975(e)(1) of the Code; (iii) an entity the assets of which include plan assets pursuant to Department of Labor Regulations at 29 C.F.R. § 2510.3-101 by reason of the investment (direct or indirect) in such entity by an entity described in the preceding clauses (i) or (ii) of this sentence; nor (iv) a “benefit plan investor” within the meaning of 29 C.F.R. § 2510.3-101;

(b) that it is a United States person within the meaning of Section 7701 (a)(30) of the Code;

(c) that such Member’s Interest in the Company has not been and will not be registered under the Securities Act, in reliance upon the exemption provided in Section 4(2) of the Securities Act, or registered or qualified under the securities law of any jurisdiction;

(d) that such Member has such knowledge, sophistication and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in its Interest in the Company, is able to bear the economic risk of an investment in its Interest in the Company and is an “accredited investor” as defined in Regulation D under the Securities Act;

(e) that such Member is acquiring for its own account, or for accounts as to which it exercises sole investment discretion, for investment purposes only and not with a view to distribution, subject, nevertheless, to the understanding that the disposition of such Member’s property shall at all times be and remain within such Member’s control;

(f) that upon acquisition of its Interest in the Company, the number of “beneficial owners” (as defined in Section 3 of the Investment Company Act) owning such Member’s Interest is one; and the Company, as a result thereof, will not be required to register as an investment company under the Investment Company Act;

(g) that it is not a bank, within the meaning of Section 881(c)(3)(A) of the Code or if it is such a bank that it is incorporated under the laws of the United States or any state thereof (including the District of Columbia);

(h) that such Member has the full power and authority to execute, deliver and perform all transactions contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement;

(i) that execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, and the performance of or compliance with the terms and conditions of this Agreement will not conflict with or result in a breach of any of the terms, conditions or provisions of such Member’s articles of incorporation or by-laws or any agreement or instrument to which such Member is now a party or by which it is bound, or constitute a default under any of the foregoing;

that such Member does not believe nor does it have any reason or cause to believe that it cannot perform each and every covenant contained in this Agreement in all material respects;

(k) that there is no litigation pending against such Member, or its affiliates, or, to the Member’s knowledge, threatened, which if determined adversely to the Member would adversely affect the ability of the Member, or its affiliates, to fulfill its obligations in accordance with the terms hereof or which would have a material adverse effect on the financial condition of the Member;

(1) that no consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by such Member, or compliance by such Member with, this Agreement or the consummation of the transactions contemplated by this Agreement;

(m) that such Member is duly organized, validly existing and in good standing under the laws of the State of its formation;

(n) that such Member, its Affiliates, members, partners, directors, officers, shareholders and employees have not received any rebates, commissions, inducements or fees in connection with the acquisition, management or disposition of the Assets, other than fees payable to such Member or its Affiliate pursuant to the terms of this Agreement or the Asset Manager or pursuant to the NAREP Fund Documents;

(o) no Member has received any undisclosed compensation in connection with this Agreement;

(p) that it will not sell, assign or otherwise transfer the Membership Interest or any fraction thereof unless the Membership Interest has been registered under the Securities Act of 1933, as amended, and under any applicable state securities laws, or such sale, assignment or transfer is exempt from such registration (and, if requested, opinions of counsel to such effect are obtained and approved by the Manager) and, in any event, it will not so sell, assign or otherwise transfer the Membership Interest or any fraction thereof to any person or entity who does not similarly represent, warrant or agree; and

(p) except for NAREP, that none of its direct or indirect partners or members are tax exempt organizations described in Code Section 511(a)(2).

ARTICLE IX

CHANGES IN MEMBERS

Section 9.1. Transfer of Membership Interests Held by the Manager. Except as otherwise herein expressly provided, the Manager may not, without the prior written consent of all Non-Managing Members, voluntarily retire or withdraw from the Company, substitute any Person in its stead or sell, assign, transfer, encumber or otherwise dispose of its Interest in the Company.

Section 9.2. Transfer of Membership Interests Held by Non-Managing Members. Upon and subject to the terms of this Section, Section 9.4 and Article XI hereof and provided no Buy-Sell Notice has been tendered and is outstanding pursuant to Article XI, any Non-Managing Member may sell, exchange, transfer, encumber or assign (any such event constituting a “Transfer”) all or any part of its Membership Interest to any Person without the consent of the Manager. Any such sale, exchange, transfer, encumbrance or assignment by a Non-Managing Member of its Membership Interest shall be subject to the prior approval by a Majority Vote; provided, however, that the Manager shall have the right to approve any new Member which is not Affiliated with Whitewater that will own more than a forty percent (40%) Interest in the Company which approval shall not be unreasonably withheld, delayed or conditioned. Except as set forth above, each Member may withhold its approval in its sole discretion. If a Member transfers all of its limited liability company interest in the Company in accordance with this Agreement, the transferee shall be admitted to the Company as a member of the Company upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement, which instrument may be a counterpart signature page to this Agreement. Such admission shall be deemed effective immediately prior to the transfer and, immediately following such admission, the transferor Member shall cease to be a member of the Company.

Section 9.3. Incapacity of Non-Managing Member. Upon the Incapacity of any Non-Managing Member, its successors or assigns shall have all the rights of the Non-Managing Member for the purpose of settling or managing its affairs and such power as the Non-Managing Member possessed to assign all or any part of its Membership Interest and to join with such assignee in satisfying conditions precedent to such assignee becoming a substituted Non-Managing Member. The Incapacity of any Non-Managing Member shall not dissolve the Company.

Section 9.4. Assignees.

(a) The Company shall not recognize for any purpose, to the fullest extent permitted by law, any purported sale, exchange, pledge, assignment or transfer of all or any fraction of the Membership Interest of any Member unless (i) such Member complies with all of the provisions of this Article IX; (ii) there shall have been filed with the Company a written and dated notification of such sale, assignment or transfer, in form reasonably satisfactory to the Manager, executed and acknowledged by (1) the seller, assignor or transferor, (2) the purchaser, assignee or transferee, and (3) the Company, and such notification (1) contains the acceptance and assumption by the purchaser, assignee or transferee of all of the terms and provisions of this Agreement in a manner reasonably satisfactory to the Manager and (2) represents that such sale, exchange, pledge, assignment or transfer was made in accordance with all applicable laws and regulations; and (iii) such notification is accompanied by evidence in form and substance reasonably satisfactory to the Manager (which may include an opinion of counsel if required by the Manager) that:

(A) such sale, exchange, transfer or assignment would not violate the Securities Act of 1933, as amended, or any state securities or “blue sky” laws (including any investor suitability standards) applicable to the Company or the Membership Interest to be sold, exchanged, transferred or assigned,

(B) such sale, exchange, transfer or assignment would not terminate the Company or cause the Company to lose its status as a partnership for federal income tax purposes; and

(C) such sale, exchange, transfer or assignment, when added to the total of all other sales, exchanges, transfers or assignments of Membership Interests within the preceding twelve (12) months, shall not result in the Company being considered to have terminated within the meaning of Section 708 of the Code.

(b) If any Member shall assign all of its Membership Interest, it shall cease to be a Member hereunder except that, unless and until a substituted Member is admitted in its stead, such Member shall retain the statutory rights of the assignor of a Member’s interest under the Act.

Section 9.5. Substituted Non-Managing Member. A purchaser, assignee, transferee, donee or other recipient of any Non-Managing Member’s Membership Interest pursuant to Section 9.2(a) shall be entitled to be admitted to the Company as a substituted Non-Managing Member upon satisfaction of the conditions of Section 9.2, Section 9.4 and Section 9.6. If a Member transfers all of its limited liability company interest in the Company in accordance with this Agreement, the transferee shall be admitted to the Company as a member of the Company upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement, which instrument may be a counterpart signature page to this Agreement. Such admission shall be deemed effective immediately prior to the transfer and, immediately following such admission, the transferor Member shall cease to be a member of the Company. Any purchaser, assignee, transferee, donee or other recipient of any Non-Managing

Member’s Membership Interest pursuant to Section 9.2 shall have no right to participate in the management of the Company and shall not be entitled to be admitted to the Company as a substituted Non-Managing Member.

Section 9.6. General Conditions.

(a) All costs and expenses incurred by the Company in connection with any disposition of a Membership Interest or any part thereof pursuant to this Article IX and another Person becoming a Member in the Company in respect of such interest or such part thereof, including any filing, recording and publishing costs and the fees and disbursements of counsel, shall be paid by the Member disposing of such interest or such part thereof.

(b) If the Membership Interest, or any part thereof, of a Member is transferred pursuant to this Article IX, such Member shall for the purposes of this Agreement hereof be allocated Profits or Losses of the Company based upon the number of days during the taxable year of the Company that he owned such Membership Interest or part thereof, and the successor of such Member shall be allocated the remainder of the Profits or Losses of the Company allocable to the Membership Interest or part thereof so transferred. For the purposes of this Section, distributions of Distributable Cash Flow shall be made only to persons who are Members on the date of such distributions.

(c) At the request of a substituted Non-Managing Member, the Manager may, at its option, file on behalf of the Company an election under Section 754 of the Code permitting adjustments to basis as provided for in Sections 734 and 743 of the Code.

Section 9.7. Appointment of Substituted Manager. In the event of the Incapacity, resignation or withdrawal of the Manager or upon the occurrence of any other event of withdrawal with respect to the Manager specified in the Act, the Non-Managing Members, by Majority Vote, within ninety (90) days after the event or occurrence which would otherwise cause a dissolution, may continue the Company and appoint one or more substituted Managers who shall assume the duties and obligations of the predecessor Manager.

ARTICLE X

LIQUIDATION AND DISSOLUTION OF COMPANY

Section 10.1. Dissolution. (a) The Company shall be dissolved, and its affairs shall be wound up upon the first to occur of the following: (i) the expiration of the stated term of the Company, (ii) the written consent of the Manager and all of the Non-Managing Members to dissolve the Company, (iii) the termination of the legal existence of the last remaining member of the Company or the occurrence of any other event which terminates the continued membership of the last remaining member of the Company in the Company unless the Company is continued without dissolution in a manner permitted by this Agreement or the Act or (iv) the entry of a decree of judicial dissolution under Section 18-802 of the Act. Upon the occurrence of any event that causes the last remaining member of the Company to cease to be a member of the Company, to the fullest extent permitted by law, the personal representative of such member is hereby authorized to, and shall, within 90 days after the occurrence of the event that terminated the continued membership of such member in the Company, agree in writing (i) to continue the Company and (ii) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of the Company, effective as of the occurrence of the event that terminated the continued membership of the last remaining member of the Company.

Notwithstanding any other provision of this Agreement, the Bankruptcy of a Member or Manager shall not cause the Member or Manager, respectively, to cease to be a member of the Company and upon the occurrence of such an event, the Company shall continue without dissolution.

Notwithstanding any other provision of this Agreement, each of the Members waives any right it might have to agree in writing to dissolve the Company upon the Bankruptcy of a Member or the Manager, or the occurrence of an event that causes a Member or the Manager to cease to be a member of the Company.

Section 10.2. Method of Liquidation. Upon the happening of any event specified in Section 10.1 hereof, and provided the Company is not continued in accordance with Section 9.7, the Manager or, if there is no remaining Manager, such special liquidator as the Non-Managing Members shall designate by Majority Vote (either, the “Liquidator”), shall immediately commence to wind up the Company’s affairs and shall liquidate the Assets as promptly as possible, unless the Liquidator, with the approval of a Majority in Interest of the Members, shall determine that an immediate sale of Assets would cause undue loss to the Company, in which event (i) the liquidation may be deferred for a reasonable time, or (ii) all or part of the Assets may be distributed in kind. As promptly as possible after dissolution, the Liquidator shall prepare a final statement of account which shall reflect the status of each Member’s capital account and such other items and matters which they deem to be appropriate. The Liquidator, shall determine the fair market value of the remaining Company properties using appraisal techniques which it deems to be appropriate. Any difference between the fair market value and the basis of properties as carried on the books of the Company shall be allocated among the Members in accordance with their respective shares of gain and loss as though such properties had been sold for cash and such allocation shall be reflected in such final statement of account. The Members shall continue to share Distributable Cash Flow pursuant to Section 4.6; provided, however, that Distributable Cash Flow shall be distributed prior to distributions under Section 10.2(c) and shall be allocated to items of income, gain, loss, deduction and credit pursuant to Section 4.5 during the period of liquidation in the same proportions as before dissolution. The proceeds from liquidation of the Company, including repayment of any debts of Members to the Company, shall be applied in the order of priority as follows:

(a) To the satisfaction of debts and obligations of the Company (whether by payment or the making of reasonable provision for payment thereof), excluding any loans or advances from Members including, to the establishment of any reserves deemed reasonably necessary or appropriate by the Liquidator for any contingent or unforeseen liabilities or obligations of the Company. Such reserves established hereunder shall be held for the purpose of paying any such contingent or unforeseen liabilities or obligations and, at the expiration of such period as the Liquidator reasonably deems advisable, of distributing the balance of such reserves in the manner provided hereinafter; provided, however, if the Company makes distributions in kind of undivided interests in Company property which secures mortgage indebtedness, then each Member receiving such distribution of property in kind subject to such mortgage indebtedness shall be severally liable (as among each other, but not for the benefit of third parties) for his proportionate part of such mortgage indebtedness (which need not be paid or otherwise discharged out of the proceeds of liquidation) in proportion to his interest in such property so distributed; provided, further, that no Member intends hereby to incur (except as among each other, and then only to the extent of the value of his interest), nor does he assume any liability on any such mortgage indebtedness which he has not previously incurred under the terms of the instrument creating such mortgage indebtedness; then

(b) to the repayment of any loans made to the Company directly by Members (including pursuant to Section 4.3(b)) but if the amount available for such repayment is insufficient to repay all such loans, then pro rata on account thereof, the amount to be distributed to any such Member being in the proportion which the unpaid principal balance of any loans made to the Company by such Member bears to the aggregate unpaid principal balances of loans made to the Company by all Members; then

(c) the remaining liquidation proceeds, if any, shall be distributed to the Members in accordance with their respective positive Capital Account balances.

Section 10.3. Date of Termination. The Company shall be terminated when (i) all the cash or property available for application and distribution under Section 10.2 hereof shall have been applied and distributed in accordance therewith and (ii) the Certificate of Formation shall have been cancelled in the manner required by the Act.

Section 10.4. Waiver of Partition. Each Member hereby irrevocably waives any right or power he may possess to compel a partition or sale of any asset of the Company or to compel a dissolution of the Company other than as expressly set forth in this Agreement.

ARTICLE XI

BUY -SELL

Section 11.1. Voluntary Buy-Sell.

(a) Buy-Sell Availability. At any time following the occurrence of a Buy-Sell Event (as defined in Section 11.2), any Member (the “Initiating Member”), by following the procedures set forth in this Article XI, may require the other Member (the “Responding Member”) to elect either (i) to sell the Interests of the Responding Member to the Initiating Member or (ii) to purchase the Initiating Member’s Interest, each pursuant to the terms of this Article XI (the “Buy-Sell”).

(b) Buy-Sell Notice and Escrow. To initiate the Buy-Sell, the Initiating Member shall give written notice (the “Buy-Sell Notice”) to the Responding Member and shall establish an Escrow (as defined in (g) below). The Buy-Sell Notice shall state the Initiating Member’s intention to exercise the Buy-Sell and shall specify the amount, in the Initiating Member’s sole judgment, of the net value of the Assets after deducting third-party debts or liabilities including without limitation the Mezzanine Loan and the Mortgage Loan to the extent then outstanding (the “Valuation Amount”) and the purchase price for the Interest of such Member computed in accord with (h) below (“Purchase Price”).

(c) Notice of Election. The Responding Member shall have thirty (30) days from the date of the Buy-Sell Notice to provide the Initiating Member (i) with a written notice (the “Notice of Election”) stating whether the Responding Member has elected to “buy” or “sell,” and (ii) if electing to “buy”, with evidence that such Member has established an Escrow (as defined in (g) below). If the Responding Member does not provide both a Notice of Election and evidence of having established an Escrow within such period, the Responding Member shall be deemed to have elected to “sell” its Interest to the Initiating Member. If the Responding Member elects to “buy,” then it shall buy and the Initiating Member shall sell its Interest in accord with the terms hereof. If the Responding Member elects or is deemed to have elected to “sell,” then it shall sell and the Initiating Member shall buy such Interest in accord with the terms hereof.

(d) Closing. The closing of the Buy-Sell shall occur on a Business Day selected by the purchasing Member which is no fewer than fifteen (15) days following receipt of the Buy-Sell Notice and no greater than sixty (60) days after the date the last Notice of Election was given or deemed given. The purchasing Member will provide the selling party with at least five (5) days prior written notice of the closing date; provided however that if the purchasing Member fails to provide such notice, the closing date shall be the sixtieth (60th) day following the date the last Notice of Election was given or deemed given. If the selling Member has any personal liability for any obligations or indebtedness of the Company or the Property Owner, the purchasing Member shall (i) provide the selling Member with an indemnity in a form reasonably acceptable to the selling Member for liability with respect to such obligations or indebtedness which relates to periods on or after the date of the closing on the Buy-Sell, (ii) satisfy such obligation or indebtedness at or prior to the closing, or (iii) obtain a release of liability for subsequent acts in a form reasonably acceptable to the selling Member. At the closing, the purchasing Member shall pay the selling Member the Purchase Price for such Member’s Interest by wire transfer and the selling Member shall transfer its Interest by written assignment in a form reasonably acceptable to the purchasing Member without representation or warranty of any kind except that the selling Member has good and marketable title to its respective Interest free and clear of any liens, claims or encumbrances, except for liens, claims or encumbrances thereon which have been approved in accord with the terms of this Agreement or those which the purchasing Member assumes pursuant to this Article XI. In addition, at the closing, the purchasing Member shall repay the Mezzanine Loan in full. Any sales or transfer taxes shall be paid by the party legally responsible for the tax. Any recording, escrow, transfer taxes, closing fees or other closing or other expenses in connection with the transfer of the selling Member’s Interest to the purchasing Member will be paid by the purchasing Member. Notwithstanding the foregoing, each party shall bear its own legal and accounting fees.

(e) Default. If the purchasing Member defaults on its obligation to purchase any of the selling Member’s Interests pursuant to this Article XI, then the purchasing Member shall be deemed to be in default. Upon default by the purchasing Member, in addition to any other remedies available to the selling Member at law or equity, the selling Member shall have the option at any time thereafter, upon five (5) days notice to the defaulting purchasing Member, to collect the Escrow established for the purchase of such Member’s Interest and/or to buy the entire Interest of the defaulting purchasing Member at a price equal to eighty-five percent (85%) of the Purchase Price that would have been payable to the defaulting purchasing Member if it/they had been selling Member.

If the selling Member defaults on its obligation to transfer its Interest to the purchasing Member at the closing as required by this Article XI, then in addition to any rights or remedies that the purchasing Member may have at law or equity, including, without limitation, an action for specific performance, the Interest of the defaulting selling Member shall be reduced by fifty percent (50%) immediately after the closing date and the Interests of the non-defaulting Member shall be increased accordingly, and if the purchasing Member seeks to enforce the defaulting Member’s) obligation to sell, the Purchase Price shall be recalculated based on the selling Member reduced Interest.

(f) No Continuing Liability. From and after the closing, the selling Member shall have no further interest in the assets or profits of the Company and the obligations of the Company to the selling Member shall be deemed to be satisfied and discharged in full. The selling Member shall not be responsible for any losses of the Company, including losses or liabilities arising after the closing. The purchasing Member shall indemnify and defend the selling Member for all liabilities and losses arising from incidents or transactions occurring after the closing, including, without limitation any liability that any selling Member (or its Affiliate) might have under any guaranties given in connection with any indebtedness of the Company or the Property Owner with respect to any incidents or actions occurring after the closing.

(g) Escrow. As a condition precedent to initiating a Buy-Sell or to electing to “buy,” the Initiating or Responding Member, respectively, must deposit in escrow with a national banking association an amount equal to the lesser of $5,000,000 or five percent (5%) of the Purchase Price that would be payable by it at closing (an “Escrow”).

Each Escrow established by the Initiating Member shall be subject to instructions binding on the escrow agent that such Escrow may be released by the escrow agent (i) to the Responding Member for which the Escrow was established (“Benefiting Responding Member”) only upon (A) the sworn certification by the Benefiting Responding Member that the Initiating Member has failed to close the purchase of the Interest pursuant to the terms set forth in this Article XI for a reason not the fault of the Benefiting Responding Member, (B) upon the joint signatures of the Benefiting Responding Member and the Initiating Member, or (C) upon closing of the Initiating Member’s purchase of the Benefiting Responding Member’s Interest; or (ii) to the Initiating Member, by the sworn certification by the Initiating Member (A) that the Benefiting Responding Member has elected to “buy,” or (B) that the Benefiting Responding Member has failed to close the purchase of the Interest pursuant to the terms set forth in this Article XI for a reason not the fault of the Initiating Member.

Each Escrow established by a Responding Member, shall be subject to instructions binding on the escrow agent that such Escrow may be released (i) to the Initiating Member only upon (A) the sworn certification by the Initiating Member that the Responding Member establishing the Escrow (“Establishing Responding Member”) has failed to close the purchase of the Interest pursuant to the terms set forth in this Article XI for a reason not the fault of the Initiating Member, (B) upon the joint signatures of the Initiating Member and the Establishing Responding Member, or (C) upon closing of the Establishing Responding Member’s purchase of the Initiating Member’s Interest; or (ii) to the Establishing Responding Member upon the sworn certification by the Establishing Responding Member (A) that the Initiating Member has failed to close the purchase of the Initiating Member’s Interest pursuant to the terms set forth in this Article XI for a reason not the fault of the Establishing Responding Member, or (B) that the Establishing Responding Member changed its response to “sell” pursuant to the terms of Section 11.1(c).

(h) Purchase Price. The purchasing Member(s) shall pay each selling Member a purchase price (the “Purchase Price”) equal to the amount that would be distributed to such Member under Section 10.2 if all the Assets were sold for cash at the Valuation Amount set forth in the Buy-Sell Notice, and all of the Company’s and the Property Owner’s known and reasonably quantifiable liabilities were satisfied in such sale and the Company and the Property Owner were liquidated following such sale. For purposes of the preceding sentence, it shall be assumed that (a) no reserves shall be needed in the hypothetical liquidation of the Company and the Property Owner and (b) the Valuation Amount is net of all prorations and closing costs.

Section 11.2. Buy-Sell Event. A “Buy-Sell Event” shall mean the occurrence of any one or more of the following events:

(a) the Members are unable to obtain the required approval of any item or action requiring approval pursuant to Section 5.3;

(b) the passing of eighteen (18) months from the date of this Agreement; or

(c) the occurrence of a For Cause event.

ARTICLE XII

APPOINTMENTS AND CONSENTS

Section 12.1. Appointment.

(a) Each Member hereby makes, constitutes and appoints the Manager (and any successor manager) its true and lawful attorney in its name, place and stead:

(i) to make, execute, sign, acknowledge and file with respect to the Company:

(1) additional copies of this Agreement and a certificate of formation or amendment thereto pursuant to the Act;

(2) such documents as may be required by law to reconstitute and continue the business of the Company in accordance herewith or to effect the withdrawal of a Member or admission of a substituted or additional Member in accordance with this Agreement;

(3) all documents which may be deemed necessary or desirable to effect the winding up of the Company after its dissolution;

(4) any assumed name certificate required by law to be filed of record; and

(5) all such other instruments, documents and certificates which may from time to time be required by the laws of the State of Delaware and the United States of America or any political subdivision or agency thereof, to effectuate, implement, continue and defend the valid existence of the Company;

(ii) otherwise to amend this Agreement, from time to time, if such amendment is approved pursuant to Section 14.4 hereof.

(b) Such power of attorney granted pursuant to this Article XII is a special power of attorney coupled with an interest, is irrevocable and shall survive the legal incapacity of the Non-Managing Member hereby granting such power of attorney and is binding upon each Non-Managing Member and its successors, assigns, heirs and personal representatives.

Section 12.2. Exercise of Power of Attorney. The power of attorney granted pursuant to this Article XII shall only be exercisable by a party who is a Manager (or Liquidator under Article X) at the time of exercise and may be exercised by such Manager by executing any document or amendment described in Section 12.1 hereof in its capacity as attorney-in-fact for the Non-Managing Members. A Manager shall notify the Non-Managing Members of any documents or amendments executed by it pursuant to this Article XII.

Section 12.3. Consents. With respect to any consents required or permitted to be made by the Non-Managing Members as a class pursuant to this Agreement, each Non-Managing Member entitled to vote under this Agreement shall be entitled to vote in accordance with its respective Interest. Each Non-Managing Member is entitled to and may apportion its aggregate votes cast in any manner which it may elect. In the event that applicable law or this Agreement requires the consent or approval of the Non-Managing Members as to any action taken or proposed to be taken by the Manager, such consent or approval shall be deemed given upon the Majority Vote of the Non-Managing Members, unless applicable law or this Agreement requires otherwise.

Section 12.4. Method of Giving Consent. Any consent required by this Agreement may be given as follows:

(a) by a written consent or proxy given by the consenting Member at or prior to the doing of the act or thing for which the consent or proxy is solicited, provided that such consent shall not have been nullified by either (i) written notification to the Manager by the consenting Member at or prior to the time of, or the negative vote by such consenting Member at, any meeting held to consider the doing of such act or thing, or (ii) written notification to the Manager by the consenting Member prior to the doing of any act or thing, the doing of which is not subject to approval at such meeting; or

(b) by the affirmative vote by the consenting Member to the doing of the act or thing for which the consent is solicited at any meeting called and held pursuant to Section 12.5 hereof to consider the doing of such act or thing

Section 12.5. Meetings of Members. Any matter requiring the agreement, election or consent of the Non-Managing Members pursuant to this Agreement may be considered at a meeting of the Members held not less than 15 nor more than 30 days after written notification thereof shall have been given by the Manager to all Non-Managing Members. Such notification (a) may be given by the Manager, in its discretion, at any time or (b) shall be given by the Manager within 15 days after receipt by it of a request for such a meeting made by any Non-Managing Member. Such meeting shall be held at the principal office of the Company, or such other location as may be designated by the Manager.

ARTICLE XIII

REMOVAL OF THE MANAGER

Section 13.1. Right to Remove. At any time For Cause, a Majority in Interest of the Members shall have the right:

(a) to cause the removal of the Manager; provided, however, that such removal shall not occur until after the admission of one or more new Managers pursuant to clause (b) except as otherwise approved by a Majority in Interest of the Members; and

(b) to appoint, and cause the admission to the Company of, one or more new Managers, and to determine such new Manager’s or Managers’ economic interest in the Company; provided, however, that such new Manager’s or Managers’ economic interest shall not reduce the interests of the Members in the Company other than in a manner proportionate to their respective Interests.

A Majority in Interest of the Members shall exercise such rights by giving notice thereof (a “Termination Notice”) to the Manager. Any removal of a Manager or the Managers pursuant to this Section 13.1 shall be effective as of the date stated in the Termination Notice. The Manager agrees to execute and deliver such further instruments and do such further acts and things as may be required to carry out the intent of this Section 13.1, including, without limitation, effectuating the admission to the Company any new Manager or Managers appointed by the Majority in Interest of the Members under clause (b) above. Following removal of the Manager and its Affiliates pursuant to this Section 13.1, the Manager shall have no further right to receive distributions pursuant to Sections 4.6(a)(iii)(B)-(C).

Section 13.2. No Right to Withdraw, Assign or Delegate. No Manager shall have the right to withdraw as Manager hereunder, assign its right hereunder nor delegate its duties hereunder without the prior approval of the Majority in Interest of the Members and the other Managers.

Section 13.3. Consequences of Removal or Withdrawal of Managers. After the withdrawal of any Manager or after the removal of any Manager pursuant to this Article XIII, any remaining Members may take any action, direction or consent within the Manager’s scope of duties upon approval of a Majority in Interest of the Members.

ARTICLE XIV

MISCELLANEOUS

Section 14.1. Notice. All notices, offers, demands, statements and requests required or permitted to be given under this Agreement must be in writing and shall be deemed to be properly given or served by hand delivery, or by tele-transcription with a copy sent by overnight delivery, or whether received or not, by depositing same in the United States Mail or with a nationally recognized overnight courier service, postage prepaid and registered or certified mail, return receipt requested, addressed to the respective Member to whom the same is intended to be given or served, at the address of such Member as set forth on Exhibit A to this Agreement, or to the Company at the address of the Company. All such notices, offers, demands, statements and requests shall, except as hereinafter set forth, be effective upon hand delivery, or if given by means of tele-transcription, upon receipt, or if mailed, upon receipt. Rejection or other refusal to accept, or the inability to deliver because of a changed address or telecopy number of which no notice was given hereunder shall be deemed to be receipt of the notice, offer, demand, statement or request. Each Member in the Company shall have the right from time to time and at any time, upon at least ten (10) days prior written notice thereof in accordance with the provisions hereof, to change his respective address by specifying any other address within the United States of America; provided, however, notwithstanding anything herein contained to the contrary, in order for such notice of address change to be effective it must actually be received.

Section 14.2. Construction. The Members declare that by entering into this Agreement they have contracted with reference to the laws of the State of Delaware, and the terms and provisions of this Agreement shall be interpreted and construed under the substantive laws, but not the conflicts laws of the State of Delaware, except in such cases and to such extent as the laws of another jurisdiction shall necessarily control.

Section 14.3. Effect of Agreement. This Agreement shall be binding upon all Members, their respective successors and assigns.

Section 14.4. Amendment. This Agreement may only be amended by written instrument signed by the Manager and all of the Non-Managing Members.

Section 14.5. Counterparts. This Agreement may be executed in two or more identical counterparts which when taken together will constitute one and the same instrument.

Section 14.6. Severability. Every provision hereof is intended to be severable, and if any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder of this Agreement.

Section 14.7. Captions. The title and captions contained herein are for convenience only and shall not be deemed part of the context of this Agreement.

Section 14.8. Numbers and Gender. Where the context so indicates, the masculine shall include feminine and neuter, the singular shall include the plural and the plural shall include the singular and any reference to a person shall include an individual or a corporation, firm, partnership, trust or any other entity.

Section 14.9. Confidentiality.

(a) Generally. The terms of this Agreement, its subject matter, and all other business, financial or other information relating directly to the conduct of the business and affairs of the Company and the Property Owner or the relative or absolute rights or interests of any of the Members (collectively, the “Information”) that has not been publicly disclosed by an authorized employee of the Company or the Manager is confidential and proprietary information of the Company and the Property Owner the disclosure of which would cause irreparable harm to the Company, the Property Owner and the Members. Accordingly, each Member represents that except as expressly permitted herein it has not disclosed and agrees that neither it nor its members, partners, shareholders, directors, officers, agents, advisors (its “Agents”) and those of any Affiliate will disclose to any Person any Information until the Company has publicly disclosed the Information and has notified each Member that it has done so, nor, until such public disclosure and notification thereof to each Member, will the statement of any third person regarding Information be confirmed by any Member or its Agents.

(b) Legal Proceedings. Each Member agrees that, to the fullest extent permitted by law, neither it nor its Agents will disclose any Information to any person (other than a person agreeing to maintain all Information in strict confidence, a judge, magistrate or referee) in any action, suit or proceeding relating to or arising out of this Agreement or otherwise, and to keep confidential all documents (including without limitation responses to discovery requests) containing any Information. Each Member hereby consents in advance and will make reasonable efforts to obtain the consent of its Agents to any motion for any protective order brought by any other Member or Affiliate of a Member represented as being intended by the movant to implement the purposes of this Section 14.9, provided that if a Member receives a request to disclose any Information under the terms of a valid and effective order issued by a court or government agency and the order was not sought by or on behalf of or consented to by the Member, the Member may disclose the Information to the extent required if the Member as promptly as practicable (i) notifies the Manager of the existence, terms and circumstances of the order, (ii) consults in good faith with the Manager on the advisability of taking legally available steps to resist or to narrow the order, and (iii) if disclosure of the Information is required, exercises its best efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded to the portion of the disclosed Information that the Manager designates. The cost (including without limitation attorneys’ fees and expenses) of obtaining a protective order covering Information designated by the Manager will be a Company cost.

(c) Miscellaneous. The covenants contained in this Section 14.9 will survive the transfer of the interest in the Company of any Member and the termination of the Company.

(d) No Effect on Competition. This Section 14.9 will not prevent a Member or Affiliate permitted to do so from competing with the Company or from using business contacts and general knowledge of operating procedures in the competing business.

Section 14.10. Exhibits. Exhibits referred to in this Agreement and attached hereto are incorporated herein in full by this reference as if each of such exhibits were set forth in the body of this Agreement and duly executed by the parties hereto.

Section 14.11. Entire Agreement. This Agreement constitutes the entire agreement and understanding among the Members and supersedes all prior agreements and undertakings with respect hereto.

Section 14.12. Negation of Third Party Beneficiaries. This Agreement and the covenants and agreements contained herein are for the sole benefit of the parties to this Agreement and their respective successors and assigns and may not be enforced by any person or entity not a party to this Agreement or a successor or assign of such party.

Section 14.13. Deadlines. If a date on which any party is required to take any action under the terms of this Agreement is not a Business Day, the action may be taken on the next succeeding Business Day without penalty.

Section 14.14. LITIGATION. THE MEMBERS HEREBY AGREE TO SUBMIT ALL CONTROVERSIES, CLAIMS AND DISPUTES BETWEEN THEM TO A COURT OF COMPETENT SUBJECT MATTER JURISDICTION IN THE STATE OF MINNESOTA OR THE STATE OF DELAWARE. THE MEMBERS HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, THEIR RIGHT TO A JURY TRIAL OF ANY SUCH CONTROVERSIES, CLAIMS OR DISPUTES. THE MEMBERS HEREBY CHOOSE DELAWARE LAW (WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES) TO GOVERN ALL MATTERS RELATING TO THIS AGREEMENT AND THE RELATIONSHIP OF THE PARTIES HEREUNDER.

Section 14.15. Waiver of Partition; Nature of Interest. Except as otherwise expressly provided in this Agreement, to the fullest extent permitted by law, the Members hereby irrevocably waive any right or power that such Person might have to cause the Company or any of its assets to be partitioned, to cause the appointment of a receiver for all or any portion of the assets of the Company, to compel any sale of all or any portion of the assets of the Company pursuant to any applicable law or to file a complaint or to institute any proceeding at law or in equity to cause the dissolution, liquidation, winding up or termination of the Company. The Members shall not have any interest in any specific assets of the Company, and the Members shall not have the status of a creditor with respect to any distribution pursuant to Article IV hereof. The interest of the Members in the Company is personal property.

Section 14.16. Benefits of Agreement: No Third-Party Rights. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditor of the Company or by any creditor of a Member. Nothing in this Agreement shall be deemed to create any right in any Person not a party hereto, and this Agreement shall not be construed in any respect to be a contract in whole or in part for the benefit of any third Person.

Section 14.17. Effectiveness. Pursuant to Section 18-201 (d) of the Act, this Agreement shall be effective as of the time of the filing of the Certificate of Formation with the Office of the Delaware Secretary of State on May 15, 2006.

(Remainder of page intentionally blank; signature page follows]

SIGNATURE PAGE

TO

LIMITED LIABILITY COMPANY AGREEMENT OF

68-540 FARRINGTON, LLC

IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.

MANAGER AND MEMBER:

KW DILLINGHAM AINA LLC, a Delaware limited liability company

By:	K-W PROPERTIES a California corporation
Its: Managing Member

	By:	/s/ Mary Ricks
Mary Ricks
	Its:	Vice President

SIGNATURE PAGE

TO

LIMITED LIABILITY COMPANY

AGREEMENT OF

68-540 FARRINGTON, LLC

NAREP II US NON-REIT ASSETS HOLDINGS, LC
a Delaware limited liability company

By:	/s/ Timothy S. Clark
Name:	Timothy S. Clark
Its:	President

SIGNATURE PAGE

TO

LIMITED LIABILITY COMPANY AGREEMENT OF

68-540 FARRINGTON, LLC

NON-MANAGING MEMBER:

NAREP II Land Entitlement Sidecar, L.P., a Delaware limited partnership

By: NAREP II Land Entitlement Sidecar GP, LLC Its: General Partner

By:	/s/ Timothy S. Clark
Name:	Timothy S. Clark
Its:	President

INDEPENDENT MEMBER:

/s/ Michelle A. Dreyer
Michelle A. Dreyer

SIGNATURE PAGE

TO

EXHIBIT A TO

LIMITED LIABILITY COMPANY AGREEMENT OF

68-540 FARRINGTON, LLC

MEMBERS’ NAMES, ADDRESSES,

INITIAL CAPITAL CONTRIBUTIONS AND

INTERESTS

Name and Address	Initial Capital Contribution	Interest

Manager and Member

KW Dillingham Aina LLC do Kennedy Wilson International 9601 Wilshire Boulevard, Suite 220 Beverly Hills, CA 90210 Attn: Mary Ricks	$1,840,000	11.5%

Non-Managing Member

NAREP II US Non-REIT Assets Holdings, LLC 12700 Whitewater Drive Minnetonka, MN 55345 Attn: Paul Mullaney	$4,531,200	28.32%

Non-Managing Member

NAREP II Land Entitlement Sidecar, L.P. 12700 Whitewater Drive Minnetonka, MN 55345 Attn: Paul Mullaney	$9,628,800	60.18%

Independent Member

Michelle A. Dreyer do Corporation Service Company 2711 Centerville Road Wilmington, DE 19808	$0	0%

Total	$16,000,000	100%

[SAMPLE IRR CALCULATION]

Dillingham Ranch

Sample IRR Calculation

				67.195,916
	*12		w/Men	67,195,916
		4153%
Equity Cash Flows:
Equity				(27,000,000)
First Hurdle			100.0%	36,694,146
Second Hurdle			89.0%	0
Third Hurdle			89.0%
Fourth Hurdle			89.0%	18,642,893
Fifth Hurdle			65.0%	23,760,555

Investor IRR:				52,097,594

Sponsor Cash Flows:
Equity
First Hurdle			0.0%
Second Hurdle			11.0%	0
Third Hurdle			1 I.0%	0
Fourth Hurdle			11.0%	2,304,178
Filth Hurdle			35,0%	12,794,145

Sponsor:				15,098,325

STRUCTURE

Equity	88.5%
Sponsor	11.5%

Cash Flow Distributions

Equity	100,0%
Sponsor	0.0%
Level 1: Until Investor recieves	11.0%

Equity	89.0%
Sponsor	11.0%
Level 2: Until Investor recieves	11.0%

Equity	89.0%
Sponsor	11.0%
Level 3: Until Investor recieves	11.0%

Equity	89.0%
Sponsor	11.0%
Level 4: Until Investor recieves	25.0%

Equity	65.0%
Sponsor	35.0%
Level 4: Until Investor recieves	50.0%

Equity Invested	(27,000,000)
Cash Flow from Operations	94,195,916

Total Cash Flow	67.195.916

EXHIBIT C

TO

PREDEVELOPMENT BUDGET

DILLINGHAM ACQUISITION PRECONSTRUCTION		(5.15.2006) RANCH LOAN REQUEST	DETAILS
Pre-Development Budget
CATEGORY	NOTES	Total	At Closing Mo 0	Pre-Construction Mo. 1-24
Land	Ranch Land Acquisition	26,000,000	26,000,000
	Polo Field	17,000,000	17,000,000
d	Polo Field LLC Interest	100,000	100,000
Land	Water Company	100,000	100,000
Land	Acquisition Fee	450,000	450,000
Land	Escrow Closing Costs	300,000	300,000

	SUBTOTAL	43,950,000	43,950,000

Loan Fees & Costs	Loan Cost deposits	135,000	135,000
	Loan Fee	415,000	415,000

		550,000	550,000
Working Capital Reserves-Cap X		200,000	200,000	(200,000)
Working Capital Reserves-Operating Budget		200,000	200,000	(200,000)

Interest Reserve		5,026,041	5,026,041

Ag. Feasibility	Agricultural Feasibility Study	$20,000		20,000
Appraisal	Market Feasibility	$15,000	15,000
Archeological	Update Archeological Issues	$17,500	2,227	15,273
Asset Mgmt Fee	Mo. Budget per agreement w/Cargill.	$499,992		499,992
Bonding	2% of “bonded” hard cost improvements only	$1,000,000		1,000,000
Cadastral	Preparation of Preliminary Subdivision Map (80 lots)	$50,000		50,000
Cadastral	Preliminary Subdivision Application-makai lots	$15,000		15,000
Cadastral	Preparation of filing of land court petition & map	$2,500		2,500
Cadastral	Approval by Land Court	$5,000		5,000
Cadastral	Preparation and submittal of final subdivision map	$0
Survey	Boundary Survey	$70,000		70,000
Survey	Determine development “project” boundary, but excl. entire	$50,000		50,000
Topo	Aerial Photogrammetric Mapping (Topo based on photo)	$50,000		50,000
rr- ,evil	OD Civil Engineering Assistance	$22,500		22,500
vii	Wastewater alternatives-Engineering Analysis	$4,200		4,200
Civil	Alternative Analysis Report	$7,800		7,800
Civil	Septic Systems Report	$15,000		15,000
Civil	Subdivision infrastructure civil engineering	$75,000		75,000
Civil	Low Pressure Sewers System (LPSS) Design	$90,000		90,000
Civil	Off-site Potable Water transmission improvements design	$75,000		75,000
Civil	Offsite Drainage System	$125,000		125,000
Civil	approval of Infrastructure construction plans & specs	$52,500		62,500
Civil	Evaluation of Water Service & System Alternatives (Private vs	$6,000		6,000
Civil	Evaluation of Stormwater & Flook Factors for Floodway Removal	$18,000		18,000
Civil	Flood Study and Drainage Report	$42,000		42,000
Civil	Civil Engineering -Soils review and talc.	$6,000		6,000
Civil	NPDES	$8,500		8,500
Civil	IWS Systems (design review and engineering)	$81,000		81,000
Civil	Preparation of infrastructure construction plans & specs	$250,000		250,000
Civil	RFPS to contractors	$10,000		10,000
Civil	Selection of Contractors	$5,000		5,000
Civil	Provide Copy of contracts for C&C bond amount	$2,500		2,500
Civil	Submit Bond	$2,500		2,500
Construction Mgmt	Construction Management Services	$0
Construction Mgmt	Developer’s Rep	$240,000		240,000
Critical Habitat	Update Critical Habitat	$40,000		40,000
Development Fee	per agreement w/Cargill	$741,000		741,000
Electrical	ElectricalfreWCATV Designs	$21,000		21,000
Environmental	Environmental Testing & Report	$432,693	237,693	195,000
Insurance		$0
Landscape Design	irrigation and planting plans for planting along existing picket	$12,800		12,800
Landscape Design	Street tree planting plans, excluding irrigation plans	$7,600		7,600
Landscape Design	Landscape and irrigation plans for renovation of Dillingham	$15,600		15,600
Landscape Design	Landscape installation observation & report	$3,000		3,000
Legal	Legal- PSA/DD/Loan/Org Does	$81,895	52,084	29,811

DILLINGHAM ACQUISITION PRECONSTRUCTION		(5.15.2006) RANCH LOAN REQUEST	DETAILS
Pre-Development Budget
CATEGORY	NOTES	Total	At Closing Mo 0	Pre-Construction Mo. 1-24
Legal	Legal-Environmental	$20,000	12,500	7,500
	Legal-RE Review	$10,589	10,589
	PUC Water Issues	$61,042	11,042	50,000
Legal		$8,562	8,562
Legal	Misc. and ongoing legal issues (if needed)	$20,000	809	19,191
Legal	DCCA approval of preliminary registration	$20,000		20,000
Legal	Preparation and Submittal of DCCA Final Registration	$15,000		15,000
Legal	Prep CC&Rs as part of Subdivision approval	$10,000		10,000
Legal	DCCA approval of final registration	$10,000		10,000
Marketing		$650,000		650,000
Op Budget/ Reserves	Includes payroll, insurance, asset mgmt, property mgmt, and	$1,440,000		1,440,000
Other	DO Assistance- Historical	$20,833	20,833
Other	KW! Travel & Reimbursables	$65,675	15,675	50,000
Other	Avalon Reimbursables	$6,000	1,000	5,000
Permits	$100 per subdivided lot, including roadways and farm lots	$9,000		9,000
Permits	Grading Permit.004 of value + $3917	$12,000		12,000
Other Fees	Permit process (Ranch House)	$30,000		30,000
Other Fees	Permit Process (Beach House)	$75,000		75,000
Park Fees	none required for Ag lots	$0
Planning	Mater Planning DO Review	$5,208	5,208
Planning	Master Planning- Land Concept	$14,000	3,465	10,535
Planning	Land Planning Layout Refinement	$25,000		25,000
Prop mgmt Fee	Mo. Budget per agreement wlCargill.	$600,000		600,000
Soils	Geotechnical Engineer (literature review)	$15,000		15,000
Soils	Geotechnical Engineer (field investigation)	$108,000		108,000
Traffic	Transportation Report and Coordination	$21,000		21,000
Water	Water Use Consultant -Report	$15,800	15,800
Water	Water Alternative Analysis Report	$6,500		6,500
Water	Geohydrologist	$5,208		5,208
er	On-site Potable water source Improvements design	$100,000		100,000
_	On-site potable water storage improvements design	$95,000		95,000
Water	Nonpotable water source & transmission design	$60,000		60,000
Water	Water DOH Report for water quality	$15,000		15,000
Water	Water Commission Application	$6,500		6,500
Contingency	Soft Cost Contingency	$1,734,297		1,734,297

Subtotal		$9,609,295	$412,488	$9,196,807

Dillingham Ranch CapX	Capital Improvements
Dillingham Ranch CapX	NPEDS Activities	$885,000		885,000
Dillingham Ranch CapX	New and upgraded fencing	$50,000		50,000
Dillingham Ranch CapX	Landscaping/Signage-Entry	$25,000		25,000
Dillingham Ranch CapX	Ranch Empl. Housing Renovation	$25,000		25,000
Dillingham Ranch CapX	Tree Trimming	$200,000		200,000
Dillingham Ranch CapX	Ranch Equipment	$165,000		165,000
Dillingham Ranch CapX	Dillingham House Upgrade	$150,000		150,000
Dillingham Ranch CapX	Office Upgrades	$50,000		50,000
Dillingham Ranch CapX	Demolition/Trash Haul/Dump Charges	$75,000		75,000
Dillingham Ranch CapX	Septic Tank - Dillingham House	$50,000		50,000
Dillingham Ranch CapX	Septic Tank Upgrade - Office	$50,000		50,000
Dillingham Ranch CapX	Contingency	$15,000		15,000

Subtotal		$1,740,000		1,740,000

Grand Total		$60,875,335	$50,338,528	$10,536,807

GRAND TOTAL	ROUNDED TO NEAREST $’000	60,875,000	50,339,000	10,537,000

ICARGILUKENNEDY WILSON EQUITY		27,000,000	27,000,000
WACHOVIA LOAN DRAW		33,875,335	33,875,335	10,537,000

11		60,875,335	60,875,335	10,537,000

EXEC SUMMARY

DILLINGHAM RANCH -Investment Summary
(BASE CASE 05.15.2006)

PROJECT PROFIT & LOSS

	Total	Per Lot
TOTAL REVENUE	215,250,000	2,593,000
Less Selling Costs	(14,637,000)	(176,000)
Net Sales Proceeds	200,613,000	2,417,000
DEVELOPMENT COSTS		
Land		
Ranch Land	26,000,000	313,000
Polo Field	17,000,000	205,000
Polo Field LLC Interest	100,000	1,000
Water Company	100,000	1,000
Acquisition Fee	450,000	5,000
ESCROW/CLOSING COSTS	300,000	4,000
Total Land	43,950,000	530,000
Soft Costs		
Permits	1,021,000	12,000
Due Diligence	412,488	5,000
Planning & Engineering	3,182,518	38,000
Asset Management Fee	854,000	10,000
Property Management Fee	1,025,000	12,000
Development Fee	1,292,000	16,000
Operating Budget	1,500,000	18,000
Marketing	1,250,000	15,000
Contigency	2,080,077	25,000
Total Soft Costs	12,617,000	152,000
Hard Costs		
Roads	14,566,000	175,000
Potable Water System	17,485,000	211,000
Sewer System	4,000,000	48,000
Drainage	3,330,000	40,000
Electrical System	6,317,000	76,000
Hard Cost Contingency	9,140,000	110,000
Other Costs		
NPDES/Sand Mining	885,000	11,000
Enhance Common Ag Plants	1,700,000	20,000
Dillingham House Improvements	7,900,000	95,000
Ranch Operation Cap X	3,322,000	40,000
Beach Villa	3,000,000	36,000
Total Hard Costs	71,645,000	863,000
Costs before Int & Fees	(128,212,000)	(1,545,000)
Margin before financing Costs	72,401,000	872,000
Lender Costs	235,000	3,000
Loan Fee	765,000	9,000
Interest	6,187,000	75,000
TOTAL PROJECT COSTS	(135,399,000)	(1,631,000)
NET PROFIT	65,214,000	786,000

CAPITAL STRUCTURE:

ACQUISITION CAPITALIZATION (Mo. 1 - Mo. 24)

Sources of Cash			
Equity at acquisition		27,000,000	27,000,000
Debt (max 59% LTC)	56%	33,875,335	33,875,000
		60,875,335	60,875,000
Uses of Cash			
Acquisition Costs		44,362,488	44,362,000
Development Costs (to 24 mo.)		10,936,807	10,937,000
Loan Fees & Lender Reimb.		550,000	550,000
Interest Reserves		5,026,041	5,026,000
Total Uses of Cash up to MO. 24		60,875,335	60,875,000

**Loan to be Refinanced upon Subdivision Map or by Mo. 24

PROJECT CAPITALIZATION at FULL DEVELOPMENT

Sources of Cash		
Equity	27,000,000	27,000,000
Additional Equity or Proceeds from Sale	0	-
Loan 1	33,875,335	33,875,000
Loan 2	74,523,513	74,524,000
Total Sources of Cash	135,398,848	135,399,000
Uses of Cash		
Acquisition Costs	44,362,488	44,362,000
Project Costs Up to Mo. 24	10,936,807	10,937,000
Project Costs from Mo. 25 - end	72,912,788	72,913,000
Sub-total	128,212,083	128,212,000
Loan Fees & Int. Res. UP TO Mo. 24	5,576,041	5,576,000
Loan Fee & Interest Res. Mo. 25 +	1,610,725	1,611,000
TOTAL USES OF CASH	135,398,848	135,399,000

KEY RATIOS

Gross Margin	30%
IRR	50%
ROE	242%
ROI	48%
Equity Payback (months)	35

LOAN INFORMATION

Type		Construction Revolver
Rate (Libor based floater)	9.50%	max 10% cap
Int. Reserve (24 Mo.)	5,026,000	
Max. Draw Loan	33,875,000	(Max $33MM)
LTC @acquisition	56%	(Max 59% LTC)
Max Draw Loan 2	74,524,000	
Loan to Cost	55%	

PROJECT DESCRIPTION

	TMK	Zoning	Acres	2004 Assessed	Per Acre	Views	Current Use	Purchase Price
1	6-8-03:005	AG-2	433.41	15,169,400	35,000	Exceptional	Vacant	
2	6-8-03:006	AG-2	927.75	4,638,700	5,000	Exceptional	Dillingham House	
3	6-8-03:015	AG-2	72.98	3,247,800	44,503	Good	Wetlands & Residences	
4	6-8-03:019	AG-1	36.81	1,472,400	40,000	Moderate	Working Ranch	
5	6-8-03:020	AG-1	0.63	100	159	Moderate	Vacant	
6	6-8-03:030	AG-1	16.96	736,100	43,402	Moderate	Vacant	
7	6-8-03:031	AG-2	57.64	2,305,400	39,997	Good	Residences	
8	6-8-03:033	AG-1	9.62	566,600	58,898	Moderate	Working Ranch	
9	6-8-03:035	AG-1	2.10	267,000	127,143	Moderate	Working Ranch	
10	6-8-03:040	AG-1	140.09	5,533,700	39,501	Moderate	Tree Farm	
11	6-8-02:006	AG-2	1023.7	5,118,300	5,000	Exceptional	Vacant	
		Total	2721.7	39,055,500	$ 14,350			26,000,000
12	6-8-3-17	AG-2	18.8	$ 9,000,000	$ 478,723	Oceanfront	Polo Field	17,000,000
			2740.5	$48,055,500	$ 17,536			43,000,000

PRODUCT DESCRIPTION

Unit Count	Product	Avg. Size	Avg. Price	Total Value	
30	High level view lots	5 acres	3,250,000	97,500,000	Sweeping oceanviews, exclusive
50	Mid-level view lots	5 acres	1,950,000	97,500,000	Ocean views, exclusive
3	Oceanfront Lots	5 acres	6,750,000	20,250,000	Oceanfront, exclusive
83			2,593,373	215,250,000	

COMMON FACILITIES

1	Beach Villa	5 acres	to be built
1	Dillingham House	8 room/club house	existing, to be renovated
1	Horse ranch	horse boarding, bulls, cows,office, barn, cas	existing
1	Polo Field	to be relocated to ranch area.	to be relocated
2	conservation forest	to be dedicated to association or to State	existing, to be renovated
1	9,000 palm tree/coconut tree and misc. exotic tree farm.		existing

OTHER INFORMATION

Project Location:	North Shore, Oahu. Along the Mokuleia shores.
Nearby Town:	Historic Haleiwa Town
Property Elevation:	0' to 1400 ft above ocean. Most lots limited to 200-400 ft. above ocean. Spectacular ocean views.
District Characteristics:	Rustic, rural, country, surf, ocean community. Recent in-migration of high end multi-million dollar lots and house sales. Average Ag-2 (limited agricultral required min. 2 acres) and Ag-1 (general agricultural required min. 5-acres) subdivisions have sold avg. $4 million price. Lot resales currently available between $7.5M and $8.5M asking prices.

Kennedy Wilson/Avalon Development

Dillinham Ranch -BASE CASE 051606wcva.xls, EXEC SUMMARY, 5/18/2006, 3

DILLINGHAM RANCH -Investment Summary
CASHFLOW

# Monthly Project Costs Schedule

| 04/11/06 | Budget | CF Total | 0<br>05/15/06 | 1<br>05/31/06 | 2<br>Jun-06 | 3<br>Jul-06 | 4<br>Aug-06 | 5<br>Sep-06 | 6<br>Oct-06 | 7<br>Nov-06 | 8<br>Dec-06 | 9<br>Jan-07 | 10<br>Feb-07 | 11<br>Mar-07 | 12<br>Apr-07 |
|---|---|---|---|---|---|---|---|---|---|---|---|---|---|---|---|
| **CUMULATIVE UNITS SOLD** | | | | | | | | | | | | | | | |
| View Lots | 3,250,000 | 30 | | | | | | | | | | | | | |
| Lower View Lots | 1,950,000 | 50 | | | | | | | | | | | | | |
| Beach Front lots | 6,750,000 | 3 | | | | | | | | | | | | | |
| Units Sold | | 83 | - | - | - | - | - | - | - | - | - | - | - | - | - |
| Cumulative Sold | | 83 | - | - | - | - | - | - | - | - | - | - | - | - | - |
| Revenue | | 215,250,000 | - | - | - | - | - | - | - | - | - | - | - | - | - |
| Less Selling Costs 6.8% | | (14,637,000) | - | - | - | - | - | - | - | - | - | - | - | - | - |
| | | 200,613,000 | - | - | - | - | - | - | - | - | - | - | - | - | - |
| **DEVELOPMENT COSTS** | | | | | | | | | | | | | | | |
| **Land** | | 43,950,000 | | | | | | | | | | | | | |
| Ranch Land | | 26,000,000 | 26,000,000 | | | | | | | | | | | | |
| Polo Field | | 17,000,000 | 17,000,000 | | | | | | | | | | | | |
| Polo Field LLC Interest | | 100,000 | 100,000 | | | | | | | | | | | | |
| Water Company | | 100,000 | 100,000 | | | | | | | | | | | | |
| Acquisition Fee | | 450,000 | 450,000 | | | | | | | | | | | | |
| ESCROW/CLOSING COSTS | | 300,000 | 300,000 | | | | | | | | | | | | |
| **Soft Costs** | | 12,617,083 | | | | | | | | | | | | | |
| Due Diligence | 412,488 | 412,488 | 412,488 | | | | | | | | | | | | |
| Permits | 1,021,000 | 1,021,000 | | | | 0 | | | 0 | | 9,000 | 0 | 0 | | 0 |
| Planning & Engineering | 3,182,518 | 3,182,518 | 0 | 50,000 | 50,000 | 60,518 | 100,000 | 100,000 | 100,000 | 100,000 | 150,000 | 150,000 | 150,000 | 150,000 | 150,000 |
| Asset Management Fee | 854,000 | 854,000 | | 20,833 | 20,833 | 20,833 | 20,833 | 20,833 | 20,833 | 20,833 | 20,833 | 20,833 | 20,833 | 20,833 | 20,833 |
| Property Management Fee | 1,025,000 | 1,025,000 | | 25,000 | 25,000 | 25,000 | 25,000 | 25,000 | 25,000 | 25,000 | 25,000 | 25,000 | 25,000 | 25,000 | 25,000 |
| Developement Fee | 1,292,000 | 1,292,000 | 0 | 26,500 | 26,500 | 26,500 | 26,500 | 26,500 | 26,500 | 26,500 | 26,500 | 26,500 | 26,500 | 79,000 | 26,500 |
| Operating Budget | 1,500,000 | 1,500,000 | 0 | 95,000 | 95,000 | 95,000 | 95,000 | 95,000 | 95,000 | 95,000 | 95,000 | 95,000 | 95,000 | 95,000 | 95,000 |
| Marketing | 1,250,000 | 1,250,000 | | 0 | 0 | 0 | 0 | 0 | 0 | 0 | 0 | 0 | 0 | 0 | 50,000 |
| Contigency | 2,080,077 | 2,080,077 | 0 | 50,000 | 50,000 | 50,000 | 50,000 | 50,000 | 50,000 | 50,000 | 50,000 | 50,000 | 50,000 | 50,000 | 50,000 |
| **Construction** | | 71,645,000 | | | | | | | | | | | | | |
| Roads | 14,566,000 | 14,566,000 | 0 | 0 | 0 | 0 | 0 | 0 | 0 | 0 | 0 | 0 | 0 | 0 | 0 |
| Potable Water System | 17,485,000 | 17,485,000 | 0 | 0 | 0 | 0 | 0 | 0 | 0 | 0 | 0 | 0 | 0 | 0 | 0 |
| Sewer System | 4,000,000 | 4,000,000 | 0 | 0 | 0 | 0 | 0 | 0 | 0 | 0 | 0 | 0 | 0 | 0 | 0 |
| Drainage | 3,330,000 | 3,330,000 | 0 | 0 | 0 | 0 | 0 | 0 | 0 | 0 | 0 | | 0 | 0 | 0 |
| Electrical System | 6,317,000 | 6,317,000 | 0 | 0 | 0 | 0 | 0 | 0 | 0 | 0 | 0 | 0 | 0 | 0 | 0 |
| Hard Cost Contingency 20% | 9,140,000 | 9,140,000 | 0 | 0 | 0 | 0 | 0 | 0 | 0 | 0 | 0 | 0 | 0 | 0 | 0 |
| **Other Costs** | | | | | | | | | | | | | | | |
| NPDES/Sand Mining | 885,000 | 885,000 | | 25,000 | 25,000 | 25,000 | 25,000 | 25,000 | 25,000 | 25,000 | 25,000 | 25,000 | 150,000 | 150,000 | 150,000 |
| Enhance Common Ag Plants | 1,700,000 | 1,700,000 | | 0 | 0 | 0 | 0 | 0 | 0 | 0 | 0 | 0 | 0 | 0 | 0 |
| Dillingham House Improvems | 7,900,000 | 7,900,000 | 0 | 0 | 0 | 0 | 0 | 0 | 0 | 0 | 0 | 0 | 0 | | 0 |
| Ranch Operation Cap X | 3,322,000 | 3,322,000 | 0 | 75,000 | 100,000 | 100,000 | 75,000 | 75,000 | 75,000 | 75,000 | 75,000 | 50,000 | 50,000 | 50,000 | 50,000 |
| Beach Villa | 3,000,000 | 3,000,000 | | | | | | | | | | | | | |
| **Total Project Costs before Interest** | | 128,212,083 | 44,362,488 | 367,333 | 392,333 | 402,851 | 417,333 | 417,333 | 417,333 | 417,333 | 476,333 | 442,333 | 567,333 | 619,833 | 617,333 |
| **LOAN** | | | | | | | | | | | | | | | |
| Lender Costs | | 235,000 | 135,000 | | | | | | | | | | | | |
| Loan Fees+$75K rate cap 1% | | 765,000 | 415,000 | | | | | | | | | | | | |
| 1st 24 mo | | 5,026,041 | | 144,974 | 148,634 | 152,125 | 159,825 | 163,702 | 168,016 | 177,202 | 182,157 | 187,644 | 192,894 | 199,229 | 206,055 |
| mo. 25-32 | | 1,160,725 | | | | | | | | | | | | | |
| Interest | | 6,186,766 | | 9.50% | 9.50% | 9.50% | 9.75% | 9.75% | 9.75% | 10.00% | 10.00% | 10.00% | 10.00% | 10.00% | 10.00% |
| Loan Draws | | 108,398,848 | 18,312,488 | 462,307 | 440,967 | 454,976 | 477,158 | 531,035 | 585,349 | 594,535 | 658,490 | 629,977 | 760,227 | 819,062 | 823,388 |
| Less Payment | | (108,398,848) | | | | | | | | | | | | | |
| **Loan Balance** max | 33,875,335 | | 18,312,488 | 18,774,795 | 19,215,762 | 19,670,737 | 20,147,895 | 20,678,930 | 21,264,279 | 21,858,814 | 22,517,304 | 23,147,281 | 23,907,509 | 24,726,571 | 25,549,958 |
| **CUMULATIVE COST** | | 135,398,848 | 44,912,488 | 45,424,795 | 45,965,762 | 46,520,737 | 47,097,895 | 47,878,930 | 48,264,279 | 48,858,814 | 49,517,304 | 50,147,281 | 50,907,509 | 51,726,571 | 52,549,958 |
| **Interest Reserve** | | | 5,026,041 | | | | | | | | | | | | |
| **Working Capital Cash Reserve- Operation Budget** | | | 200,000 | (25,000) | (50,000) | (50,000) | (50,000) | (25,000) | | | | | | | |
| **Working Capital Cash Reserve- Cap X** | | | 200,000 | (25,000) | (50,000) | (50,000) | (50,000) | (25,000) | | | | | | | |
| TOTAL CAPITALIZATION | | 60,875,335 | 50,338,529 | 10,536,807 → | | | | | | | | | | | |

Kennedy Wilson/Avalon Development

Dillinham Ranch -BASE CASE 051606wcva.xls, CASHFLOW, 5/18/2006, 4

DILLINGHAM RANCH -Investment Summary
CASHFLOW

## Monthly Project Costs Schedule

| 04/11/06 | | Budget | CF Total | 0<br>05/15/06 | 1<br>05/31/06 | 2<br>Jun-06 | 3<br>Jul-06 | 4<br>Aug-06 | 5<br>Sep-06 | 6<br>Oct-06 | 7<br>Nov-06 | 8<br>Dec-06 | 9<br>Jan-07 | 10<br>Feb-07 | 11<br>Mar-07 | 12<br>Apr-07 |
|---|---|---|---|---|---|---|---|---|---|---|---|---|---|---|---|---|
| EQUITY | | | | | | | | | | | | | | | | |
| Beginning Balance | | | | | (27,000,000) | (27,000,000) | (27,000,000) | (27,000,000) | (27,000,000) | (27,000,000) | (27,000,000) | (27,000,000) | (27,000,000) | (27,000,000) | (27,000,000) | (27,000,000) |
| Draws ($27.1 MM) | | max 27,000,000 | (27,000,000) | (27,000,000) | | | | | | | | | | | | |
| 2nd Tranche | | max 10,000,000 | 0 | | | | | | | | | | | | | |
| Repayment | | | | | | | | | | | | | | | | |
| Ending Balance | | | | (27,000,000) | (27,000,000) | (27,000,000) | (27,000,000) | (27,000,000) | (27,000,000) | (27,000,000) | (27,000,000) | (27,000,000) | (27,000,000) | (27,000,000) | (27,000,000) | (27,000,000) |
| Residaul CF | | | | | | | | | | | | | | | | |
| NET EQUITY CF | IRR | 49.97% | 65,214,152 | (27,000,000) | 0 | 0 | 0 | 0 | 0 | 0 | 0 | 0 | 0 | 0 | 0 | 0 |

Kennedy Wilson/Avalon Development
Dillinham Ranch -BASE CASE 051606wcva.xls, CASHFLOW, 5/18/2006, 5

DILLINGHAM RANCH -Investment Summary
CASHFLOW

# Monthly Project Costs Schedule

04/11/06

| | Budget | CF Total | 13 May-07 | 14 Jun-07 | 15 Jul-07 | 16 Aug-07 | 17 Sep-07 | 18 Oct-07 | 19 Nov-07 | 20 Dec-07 | 21 Jan-08 | 22 Feb-08 | 23 Mar-08 | 24 Apr-08 | 25 May-08 | 26 Jun-08 |
|---|---|---|---|---|---|---|---|---|---|---|---|---|---|---|---|---|
| **CUMULATIVE UNITS SOLD** | | | | | | | | | | | | | | | | |
| View Lots | 3,250,000 | 30 | | | | | | | | | | | 0 | 0 | 4 | 4 |
| Lower View Lots | 1,950,000 | 50 | | | | | | | | | | | | | 1 | 1 |
| Beach Front lots | 6,750,000 | 3 | | | | | | | | | | | | | | |
| Units Sold | | 83 | - | - | - | - | - | - | - | - | - | - | - | - | 5 | 5 |
| Cumulative Sold | | 83 | - | - | - | - | - | - | - | - | - | - | - | - | 5 | 10 |
| Revenue | | 215,250,000 | - | - | - | - | - | - | - | - | - | - | - | - | 14,950,000 | 14,950,000 |
| Less Selling Costs 6.8% | | (14,637,000) | - | - | - | - | - | - | - | - | - | - | - | - | (1,016,600) | (1,016,600) |
| | | 200,613,000 | - | - | - | - | - | - | - | - | - | - | - | - | 13,933,400 | 13,933,400 |
| **DEVELOPMENT COSTS** | | | | | | | | | | | | | | | | |
| **Land** | | 43,950,000 | | | | | | | | | | | | | | |
| Ranch Land | | 26,000,000 | | | | | | | | | | | | | | |
| Polo Field | | 17,000,000 | | | | | | | | | | | | | | |
| Polo Field LLC Interest | | 100,000 | | | | | | | | | | | | | | |
| Water Company | | 100,000 | | | | | | | | | | | | | | |
| Acquisition Fee | | 450,000 | | | | | | | | | | | | | | |
| ESCROW/CLOSING COSTS | | 300,000 | | | | | | | | | | | | | | |
| **Soft Costs** | | 12,617,083 | | | | | | | | | | | | | | |
| Due Diligence | 412,488 | 412,488 | | | | | | | | | | | | | | |
| Permits | 1,021,000 | 1,021,000 | | 0 | | | 1,000,000 | 12,000 | | 0 | 0 | 0 | | 0 | | |
| Planning & Engineering | 3,182,518 | 3,182,518 | 100,000 | 100,000 | 100,000 | 100,000 | 100,000 | 100,000 | 100,000 | 100,000 | 100,000 | 100,000 | 100,000 | 100,000 | 150,000 | 150,000 |
| Asset Management Fee | 854,000 | 854,000 | 20,833 | 20,833 | 20,833 | 20,833 | 20,833 | 20,833 | 20,833 | 20,833 | 20,833 | 20,833 | 20,833 | 20,833 | 20,833 | 20,833 |
| Property Management Fee | 1,025,000 | 1,025,000 | 25,000 | 25,000 | 25,000 | 25,000 | 25,000 | 25,000 | 25,000 | 25,000 | 25,000 | 25,000 | 25,000 | 25,000 | 25,000 | 25,000 |
| Development Fee | 1,292,000 | 1,292,000 | 26,500 | 26,500 | 26,500 | 26,500 | 26,500 | 26,500 | 26,500 | 26,500 | 26,500 | 26,500 | 79,000 | 26,500 | 26,500 | 26,500 |
| Operating Budget | 1,500,000 | 1,500,000 | 25,000 | 25,000 | 25,000 | 25,000 | 25,000 | 25,000 | 25,000 | 25,000 | 25,000 | 25,000 | 25,000 | 25,000 | 25,000 | 25,000 |
| Marketing | 1,250,000 | 1,250,000 | 50,000 | 50,000 | 50,000 | 50,000 | 50,000 | 50,000 | 50,000 | 50,000 | 50,000 | 50,000 | 50,000 | 50,000 | 50,000 | 50,000 |
| Contigency | 2,080,077 | 2,080,077 | 75,000 | 75,000 | 76,346 | 80,000 | 80,000 | 100,000 | 100,000 | 100,000 | 100,000 | 100,000 | 126,346 | 121,605 | 50,000 | 50,000 |
| **Construction** | | 71,645,000 | | | | | | | | | | | | | | |
| Roads | 14,566,000 | 14,566,000 | 0 | 0 | 0 | 0 | 0 | 0 | 0 | 0 | 0 | 0 | 0 | 0 | 500,000 | 500,000 |
| Potable Water System | 17,485,000 | 17,485,000 | 0 | 0 | 0 | 0 | 0 | 0 | 0 | 0 | 0 | 0 | 0 | 0 | 2,000,000 | 2,500,000 |
| Sewer System | - 4,000,000 | 4,000,000 | 0 | 0 | 0 | 0 | 0 | 0 | 0 | 0 | 0 | 0 | 0 | 0 | 500,000 | 500,000 |
| Drainage | 3,330,000 | 3,330,000 | 0 | 0 | 0 | 0 | 0 | 0 | 0 | 0 | 0 | 0 | 0 | 0 | 0 | 0 |
| Electrical System | 6,317,000 | 6,317,000 | 0 | 0 | 0 | 0 | 0 | 0 | 0 | 0 | 0 | 0 | 0 | 0 | 0 | 1,000,000 |
| Hard Cost Contingency 20% | 9,140,000 | 9,140,000 | 0 | 0 | 0 | 0 | 0 | 0 | 0 | 0 | 0 | 0 | 0 | 0 | 600,000 | 900,000 |
| **Other Costs** | | | | | | | | | | | | | | | | |
| NPDES/Sand Mining | 885,000 | 885,000 | 150,000 | 25,000 | 25,000 | 10,000 | | | | | | | | | | |
| Enhance Common Ag Plants | 1,700,000 | 1,700,000 | 0 | 0 | 0 | 0 | 0 | 0 | 0 | 0 | 0 | 0 | 0 | 0 | 110,000 | 110,000 |
| Dillingham House Improveme | 7,900,000 | 7,900,000 | 0 | 0 | 0 | 0 | 0 | 0 | 0 | 0 | 0 | 0 | 0 | 0 | 460,000 | 600,000 |
| Ranch Operation Cap X | 3,322,000 | 3,322,000 | 5,000 | 0 | 0 | 0 | 0 | 0 | 0 | 0 | 0 | 0 | | | 200,000 | 200,000 |
| Beach Villa | 3,000,000 | 3,000,000 | | | | | | | | | 0 | 0 | 0 | 0 | 0 | 0 |
| **Total Project Costs before Interest** | | 128,212,083 | 477,333 | 347,333 | 348,679 | 337,333 | 1,327,333 | 359,333 | 347,333 | 347,333 | 347,333 | 347,333 | 426,179 | 368,938 | 4,717,333 | 6,657,333 |
| **LOAN** | | | | | | | | | | | | | | | | |
| Lender Costs | | 235,000 | | | | | | | | | | | | | 100,000 | |
| Loan Fees+$75K rate cap 1% | | 786,000 | | | | | | | | | | | | | 350,000 | |
| 1st 24 mo | | 5,026,041 | 212,916 | 218,668 | 223,385 | 228,152 | 232,865 | 245,866 | 250,910 | 255,895 | 260,922 | 265,991 | 271,102 | 276,912 | 324,639 | 243,742 |
| mo 25-32 | | 1,160,725 | | | | | | | | | | | | | | |
| Interest | | 6,186,766 | 10.00% | 10.00% | 10.00% | 10.00% | 10.00% | 10.00% | 10.00% | 10.00% | 10.00% | 10.00% | 10.00% | 10.00% | 11.50% | 11.50% |
| Loan Draws | | 108,398,848 | 690,249 | 566,001 | 572,064 | 565,485 | 1,560,198 | 605,199 | 598,243 | 603,228 | 608,255 | 613,324 | 697,281 | 645,850 | 5,491,972 | 6,901,075 |
| Less Payment | | (108,398,848) | | | | | | 0 | 0 | 0 | 0 | 0 | 0 | 0 | (13,933,400) | (13,933,400) |
| Loan Balance max | 33,875,335 | | 26,240,208 | 26,806,209 | 27,378,273 | 27,943,758 | 29,503,956 | 30,109,155 | 30,707,398 | 31,310,626 | 31,918,880 | 32,532,204 | 33,229,485 | 33,875,335 | 25,433,907 | 18,401,581 |
| CUMULATIVE COST | | 135,398,848 | 53,240,208 | 53,806,209 | 54,378,273 | 54,943,758 | 56,503,956 | 57,109,155 | 57,707,398 | 58,310,626 | 58,918,880 | 59,532,204 | 60,229,485 | 60,875,335 | 66,367,307 | 73,268,381 |
| Interest Reserve | | | | | | | | | | | | | | | | |
| Working Capital Cash Reserve- Operation Budget | | | | | | | | | | | | | | | | |
| Working Capital Cash Reserve- Cap X | | | | (232,550) | | | | | | | | | | | | |
| TOTAL CAPITALIZATION | | 60,875,335 | | | | | | | | | | | | | | |

Kennedy Wilson/Avalon Development

Dillinham Ranch -BASE CASE 051606...xls, CASHFLOW, 5/18/2006, 6

DILLINGHAM RANCH -Investment Summary
CASHFLOW

## Monthly Project Costs Schedule

04/11/06

| | | Budget | CF Total | 13<br>May-07 | 14<br>Jun-07 | 15<br>Jul-07 | 16<br>Aug-07 | 17<br>Sep-07 | 18<br>Oct-07 | 19<br>Nov-07 | 20<br>Dec-07 | 21<br>Jan-08 | 22<br>Feb-08 | 23<br>Mar-08 | 24<br>Apr-08 | 25<br>May-08 | 26<br>Jun-08 |
|---|---|---|---|---|---|---|---|---|---|---|---|---|---|---|---|---|---|
| EQUITY | | | | | | | | | | | | | | | | | |
| Beginning Balance | | | | (27,000,000) | (27,000,000) | (27,000,000) | (27,000,000) | (27,000,000) | (27,000,000) | (27,000,000) | (27,000,000) | (27,000,000) | (27,000,000) | (27,000,000) | (27,000,000) | (27,000,000) | (27,000,000) |
| Draws ($27.1 MM) | | max 27,000,000 | (27,000,000) | | | | | | | | | | | | | | |
| 2nd Tranche | | max 10,000,000 | 0 | | | | | | | | | | | | | | |
| Repayment | | | | | | | | | | | | | | | | | |
| Ending Balance | | | | (27,000,000) | (27,000,000) | (27,000,000) | (27,000,000) | (27,000,000) | (27,000,000) | (27,000,000) | (27,000,000) | (27,000,000) | (27,000,000) | (27,000,000) | (27,000,000) | (27,000,000) | (27,000,000) |
| Residual CF | | | | | | | | | | | | | | | | | |
| NET EQUITY CF | IRR | 49.97% | 65,214,152 | 0 | 0 | 0 | 0 | 0 | 0 | 0 | 0 | 0 | 0 | 0 | 0 | 0 | 0 |

Kennedy Wilson/Avalon Development

Dillinham Ranch -BASE CASE 051606wc.va.xls, CASHFLOW, 5/18/2006, 7

DILLINGHAM RANCH -Investment Summary
CASHFLOW

## Monthly Project Costs Schedule

| 04/11/06 | Budget | CF Total | 27 Jul-08 | 28 Aug-08 | 29 Sep-08 | 30 Oct-08 | 31 Nov-08 | 32 Dec-08 | 33 Jan-09 | 34 Feb-09 | 35 Mar-09 | 36 Apr-09 | 37 May-09 | 38 Jun-09 | 39 Jul-09 | 40 Aug-09 |
|---|---|---|---|---|---|---|---|---|---|---|---|---|---|---|---|---|
| **CUMULATIVE UNITS SOLD** | | | | | | | | | | | | | | | | |
| View Lots | 3,250,000 | 30 | 4 | 4 | 4 | 4 | 4 | 2 | 0 | 0 | 0 | 0 | 0 | 0 | 0 | 0 |
| Lower View Lots | 1,950,000 | 50 | 1 | 1 | 1 | 1 | 1 | 3 | 5 | 5 | 5 | 5 | 5 | 5 | 4 | 4 |
| Beach Front lots | 6,750,000 | 3 | | | | | | | | | | | | | 1 | 1 |
| Units Sold | | 83 | 5 | 5 | 5 | 5 | 5 | 5 | 5 | 5 | 5 | 5 | 5 | 5 | 5 | 5 |
| Cumulative Sold | | 83 | 15 | 20 | 25 | 30 | 35 | 40 | 45 | 50 | 55 | 60 | 65 | 70 | 75 | 80 |
| Revenue | | 215,250,000 | 14,950,000 | 14,950,000 | 14,950,000 | 14,950,000 | 14,950,000 | 12,350,000 | 9,750,000 | 9,750,000 | 9,750,000 | 9,750,000 | 9,750,000 | 9,750,000 | 14,550,000 | 14,550,000 |
| Less Selling Costs 6.8% | | (14,637,000) | (1,016,600) | (1,016,600) | (1,016,600) | (1,016,600) | (1,016,600) | (839,800) | (663,000) | (663,000) | (663,000) | (663,000) | (663,000) | (663,000) | (989,400) | (989,400) |
| | | 200,613,000 | 13,933,400 | 13,933,400 | 13,933,400 | 13,933,400 | 13,933,400 | 11,510,200 | 9,087,000 | 9,087,000 | 9,087,000 | 9,087,000 | 9,087,000 | 9,087,000 | 13,560,600 | 13,560,600 |
| **DEVELOPMENT COSTS** | | | | | | | | | | | | | | | | |
| **Land** | | 43,950,000 | | | | | | | | | | | | | | |
| Ranch Land | | 26,000,000 | | | | | | | | | | | | | | |
| Polo Field | | 17,000,000 | | | | | | | | | | | | | | |
| Polo Field LLC Interest | | 100,000 | | | | | | | | | | | | | | |
| Water Company | | 100,000 | | | | | | | | | | | | | | |
| Acquisition Fee | | 450,000 | | | | | | | | | | | | | | |
| ESCROW/CLOSING COSTS | | 300,000 | | | | | | | | | | | | | | |
| **Soft Costs** | | 12,617,083 | | | | | | | | | | | | | | |
| Due Diligence | 412,488 | 412,488 | | | | | | | | | | | | | | |
| Permits | 1,021,000 | 1,021,000 | | | | | | | | | | | | | | |
| Planning & Engineering | 3,182,518 | 3,182,518 | 150,000 | 100,000 | 25,000 | 25,000 | 20,000 | 10,000 | 5,000 | 5,000 | 5,000 | 5,000 | 5,000 | 5,000 | 5,000 | 5,000 |
| Asset Management Fee | 854,000 | 854,000 | 20,833 | 20,833 | 20,833 | 20,833 | 20,833 | 20,833 | 20,833 | 20,833 | 20,833 | 20,833 | 20,833 | 20,833 | 20,833 | 20,833 |
| Property Management Fee | 1,025,000 | 1,025,000 | 25,000 | 25,000 | 25,000 | 25,000 | 25,000 | 25,000 | 25,000 | 25,000 | 25,000 | 25,000 | 25,000 | 25,000 | 25,000 | 25,000 |
| Development Fee | 1,292,000 | 1,292,000 | 26,500 | 26,500 | 26,500 | 26,500 | 26,500 | 26,500 | 26,500 | 26,500 | 76,500 | 26,500 | 26,500 | 26,500 | 26,500 | 26,500 |
| Operating Budget | 1,500,000 | 1,500,000 | 10,000 | 0 | 0 | 0 | 0 | 0 | 0 | 0 | 0 | 0 | 0 | 0 | 0 | 0 |
| Marketing | 1,250,000 | 1,250,000 | 50,000 | 50,000 | 50,000 | 50,000 | 50,000 | 50,000 | 50,000 | 50,000 | 50,000 | 50,000 | 0 | 0 | 0 | 0 |
| Contigency | 2,080,077 | 2,080,077 | 50,000 | 50,000 | 50,000 | 50,000 | 45,780 | 0 | | | | | | | | |
| **Construction** | | 71,645,000 | | | | | | | | | | | | | | |
| Roads | 14,566,000 | 14,566,000 | 1,000,000 | 2,000,000 | 2,000,000 | 2,000,000 | 2,000,000 | 2,000,000 | 2,000,000 | 566,000 | 0 | 0 | 0 | | | |
| Potable Water System | 17,485,000 | 17,485,000 | 2,500,000 | 2,500,000 | 2,500,000 | 2,500,000 | 2,500,000 | 485,000 | | | | | | | | |
| Sewer System | 4,000,000 | 4,000,000 | 500,000 | 500,000 | 500,000 | 500,000 | 500,000 | 500,000 | | | | | | | | |
| Drainage | 3,330,000 | 3,330,000 | 1,000,000 | 1,000,000 | 1,000,000 | 250,000 | 80,000 | | | | 0 | | | | | |
| Electrical System | 6,317,000 | 6,317,000 | 1,250,000 | 1,000,000 | 1,000,000 | 1,000,000 | 1,000,000 | 67,000 | 0 | 0 | 0 | 0 | 0 | | | |
| Hard Cost Contingency 20% | 9,140,000 | 9,140,000 | 1,250,000 | 1,400,000 | 1,400,000 | 1,250,000 | 1,216,000 | 610,400 | 400,000 | 113,200 | 400 | 0 | 0 | 0 | 0 | 0 |
| **Other Costs** | | | | | | | | | | | | | | | | |
| NPDES/Sand Mining | 885,000 | 885,000 | | | | | | | | | | | | | | |
| Enhance Common Ag Plants | 1,700,000 | 1,700,000 | 110,000 | 110,000 | 110,000 | 110,000 | 110,000 | 110,000 | 110,000 | 110,000 | 110,000 | 110,000 | 110,000 | 110,000 | 110,000 | 50,000 |
| Dillingham House Improveme | 7,900,000 | 7,900,000 | 1,500,000 | 1,500,000 | 1,500,000 | 1,000,000 | 1,000,000 | 340,000 | | | | | | | | |
| Ranch Operation Cap X | 3,322,000 | 3,322,000 | 200,000 | 250,000 | 300,000 | 300,000 | 300,000 | 300,000 | 300,000 | 100,000 | 17,000 | | | | | |
| Beach Villa | 3,000,000 | 3,000,000 | 0 | 0 | | | | | 150,000 | 500,000 | 500,000 | 500,000 | 500,000 | 500,000 | 350,000 | |
| **Total Project Costs before Interest** | | 128,212,083 | 9,642,333 | 10,532,333 | 10,507,333 | 9,107,333 | 8,894,113 | 4,544,733 | 3,087,333 | 1,516,533 | 804,733 | 737,333 | 687,333 | 687,333 | 537,333 | 127,333 |
| **LOAN** | | | | | | | | | | | | | | | | |
| Lender Costs | | 235,000 | | | | | | | | | | | | | | |
| Loan Fees+$75K rate cap 1% | | 765,000 | | | | | | | | | | | | | | |
| 1st 24 mo | | 5,026,041 | 176,348 | 136,916 | 105,634 | 73,814 | 40,765 | 20,830 | 14,150 | 6,951 | 3,688 | 3,379 | 3,150 | 3,150 | 2,463 | 584 |
| mo. 25-32 | | 1,160,725 | | | | | | | | | | | | | | |
| Interest | | 6,186,766 | 11.50% | 11.50% | 11.50% | 11.50% | 11.00% | 11.00% | 11.00% | 11.00% | 11.00% | 11.00% | 11.00% | 11.00% | 11.00% | 11.00% |
| Loan Draws | | 108,398,848 | 9,818,681 | 10,669,249 | 10,612,967 | 9,181,147 | 8,934,878 | 4,565,563 | 3,101,483 | 1,523,484 | 808,421 | 740,712 | 690,483 | 690,483 | 539,796 | 127,917 |
| Less Payment | | (108,398,848) | (13,933,400) | (13,933,400) | (13,933,400) | (13,933,400) | (11,894,903) | (4,565,563) | (3,101,483) | (1,523,484) | (808,421) | (740,712) | (690,483) | (690,483) | (539,796) | (127,917) |
| Loan Balance max 33,875,335 | | | 14,286,863 | 11,022,712 | 7,702,279 | 2,950,026 | 0 | 0 | 0 | 0 | 0 | 0 | 0 | 0 | 0 | 0 |
| **CUMULATIVE COST** | | 135,398,848 | 83,087,063 | 93,756,312 | 104,369,279 | 113,560,426 | 122,486,303 | 127,050,866 | 130,152,350 | 131,675,833 | 132,484,255 | 133,224,967 | 133,915,450 | 134,605,934 | 135,145,729 | 135,273,646 |
| Interest Reserve | | | | | | | | | | | | | | | | |
| Working Capital Cash Reserve- Operation Budget | | | | | | | | | | | | | | | | |
| Working Capital Cash Reserve- Cap X | | | | | | | | | | | | | | | | |
| TOTAL CAPITALIZATION | | 60,875,335 | | | | | | | | | | | | | | |

Kennedy Wilson/Avalon Development

Dillingham Ranch BASE CASE 051606wcva.xls, CASHFLOW, 5/18/2006, 8

DILLINGHAM RA[illegible] -Investment Summary
CASHFLOW

## Monthly Project Costs Schedule

04/11/06

| | | Budget | CF Total | 27<br>Jul-08 | 28<br>Aug-08 | 29<br>Sep-08 | 30<br>Oct-08 | 31<br>Nov-08 | 32<br>Dec-08 | 33<br>Jan-09 | 34<br>Feb-09 | 35<br>Mar-09 | 36<br>Apr-09 | 37<br>May-09 | 38<br>Jun-09 | 39<br>Jul-09 | 40<br>Aug-09 |
|---|---|---|---|---|---|---|---|---|---|---|---|---|---|---|---|---|---|
| EQUITY | | | | | | | | | | | | | | | | | |
| Beginning Balance | | | | (27,000,000) | (27,000,000) | (27,000,000) | (27,000,000) | (27,000,000) | (29,048,497) | (22,103,860) | (16,118,343) | (8,554,827) | (276,248) | 8,070,039 | 16,466,556 | 24,883,073 | 37,883,877 |
| Draws ($27.1 MM) | | max 27,000,000 | (27,000,000) | | | | | | | | | | | | | | |
| 2nd Tranche | | max 10,000,000 | 0 | | | | | | | | | | | | | | |
| Repayment | | | | | | 0 | 0 | 2,048,497 | 6,944,837 | 5,985,517 | 7,583,516 | 8,278,579 | 8,346,288 | 8,396,517 | 8,396,517 | 13,020,804 | 13,432,683 |
| Ending Balance | | | | (27,000,000) | (27,000,000) | (27,000,000) | (27,000,000) | (29,048,497) | (22,103,860) | (16,118,343) | (8,554,827) | (276,248) | 8,070,039 | 16,466,556 | 24,883,073 | 37,883,877 | 51,316,560 |
| Residual CF | | | | | | | - | 2,048,497 | 6,944,837 | 5,985,517 | 7,583,516 | 8,278,579 | 8,346,288 | 8,396,517 | 8,396,517 | 13,020,804 | 13,432,683 |
| NET EQUITY CF | IRR | 49.97% | 65,214,152 | 0 | 0 | 0 | 0 | 2,048,497 | 6,944,837 | 5,985,517 | 7,583,516 | 8,278,579 | 8,346,288 | 8,396,517 | 8,396,517 | 13,020,804 | 13,432,683 |

Kennedy Wilson/Avalon Development

Dillinham Ranch -BASE CASE [illegible].xls, CASHFLOW, 5/18/2006, 9

83 lots

SOFT COSTS (See worksheet “DEV COST-Soft Costs”)

Permits
Permits	Fee		21,000
Bonding	2% of bondable cos		#######

			1,021,000
			412,488
Due Diligence Planning & Engineering
Ag Feasibility Study			20,000
Appraisal Updates			20,000
Archaelogical			15,273
Cadastral			72,500
Survey			170,000
Construction Stakeout			200,000
Civil			908,500
Construction Management			432,000
Electrical			21,000
Environmental			195,000
Landscaping			39,000
Legal			216,502
Other Costs			110,000
Planning			140,535
Soils			273,000
Traffic			21,000
Water Engineering			288,208
Wetland/Wild Life			40,000

				3,182,518
Asset Management	$20,833 mo			854,000
Property Management	$25,000 mo	41		1,025,000
Development Fee				1,292,000
Operating Budget	500,000 per yi	3 yrs		1,500,000
Marketing				1,250,000
Soft Cost Contingency				2,080,077

TOTAL SOFT COST					12,617,083

HARD COST (See worksheet “DEV COST-Hard Cost)

Construction Costs
Roads				14,566,000
Potable Water System				17,485,000
Sewer System				4,000,000
Drainage				3,330,000
Electrical System				6,317,000
Hard Cost Contingency	20%			9,140,000

					54,838,000

Other Costs
NPDES/Sand Mining				885,000
Enhance Common Ag PI;	4250 plant	$400 per		1,700,000
Dillingham House Improvements				7,900,000
Ranch Operation Cap X				3,322,000
Beach Villa	3000 sf	$1,000 psf		3,000,000

Total Hard Costs					16,807,000

Total Development Costs					84,262,083

DILLINGHAM RANCH -Investment Summary

Hard Cost

BASE CASE - Sales Pricing

Item	Quantity		Unit Cost	Total Cost	Assumptions:
GRADING & ROADWAYS
Lot Clearing/Grubbing	80		$15,000	$1,200,000	Due to topography, road grades steep w/ cut/fill.
Landfill Removal				$1,000,000	Potential contingency If fill materials not deemed acceptable
ROW Excavation/Embankment	122,589	CY	$15	$1,838,835	Excavation costs assume mostly soil with some rock.
70 ROW wllandscaping at entry	3,800	LF	$325	$1,235,000	Entry collector road
44’ ROW; no landscape Shoulders	26400	LF	$220	$5,742,000	Landscape (Ind grass and irrigation but no Elec.)
Left-turn lane at Farrington				$500,000	Contingency
Minor Crossing	7	EA	$150,000	$1,050,000
Major Crossing	5	EA	$400,000	$2,000,000

TOTAL ROADWAYS	29,900	LF		$14,565,835

POTABLE WATER SYSTEM

DLNR Access Easement (Water Well) BWS	40,000	SF	$12.50	$500,000	DLNR for access easement over & across roadway to access 2 wells
Upgrade to users:
12” main Fair HWY	2,000	LF	$250.00	$500,000	Potential contingency for RUC Impact to Water Company
12” from FHW to Crowbar 12’ main across	800	LF	$250.00	$200,000
bridges Valves & Appurtenance from 225’	2	ea	$187,500	$375,000
15’ access road -12’ main to 225’ tank	6000	LF	$25.00	$150,000
Water Meter	6000	LF	$100.00	$600,000
250,000 Gallon Reservoir	1	ea		$80,000
Water Facilities Charge ($fee if 225’ provided)	250,000	Gal	$4.00	$1,000,000	storage at 225’ elevation
	145	users	$3,000	$435,000
Related P&E + cost escalations for PUC Users	40%		$150	$1,536,000
12-inch D.I. Transmission Main Roadway	29,900	LF	$150	$4,485,000	Conn. to New System an Farrington Hwy.
Additional 12 In. Dl main from 400’ Tank	2,500	If	$150	$375,000
Additional 12 In. Dl main from 225’ Tank	6,000	LF	$150	$900,000
Additional 12 in from wells to 720 tank	3,600	LF	$25	$540,000
Valves & Apputenances	38,400	LF	$50	$960,000
Non-Potable Lines	26,100	LF	$4.00	$1,305,000
50,000 Gallon Reservoir	50,000	Gal	$5.00	$200,000	storage at 440’ elevation
50,000 Gallon Reservoir	50,000	Gal	$250,000.00	$250,000	Storage at 720 foot zone
Booster Pump	2			$500,000	to pump from 440 to 720

30,000 Gallon Tank for fire protect (makai)	30,000	Gal	$6.47	$194,000	for fire protection
Recondition Potable Wells	2	ea	$1,200,000	$2,400,000

TOTAL POTABLE WATER SYSTEM				$17,485,000

SEWER SYSTEM
Individual Waste Water System (Injection System)	80	EA	$50,000	$4,000,000

TOTAL SEWER SYSTEM				$4,000,000

DRAINAGE SYSTEM
18-inch RCP Drain	22,425	LF	$100	$2,242,500	Along Roadway
Standard Catch Basin / Manhole	75	EA	$6,500	$487,500	Spacing at 300’
Culvert	400	LF	$600	$240,000
Box Drain Outlet Headwall	12	EA	$30,000	$360,000	Outlet HW to lower channel

TOTAL DRAINAGE SYSTEM				$3,330,000

ELECTRICAL SYSTEM
70’ ROW (underground)	3,800	LF	160	$608,000
HECO Ducting Fee	3,800	LF	60	$228,000
HECO Charges	26,100	LF	60	$1,566,000
44’ ROW (underground)	26,100	LF	$150	$3,915,000

TOTAL ELECTRICAL SYSTEM				$6,317,000

SUMMARY:
Roads				$14,565,835
Potable Water System				$17,485,001
Sewer System				$4,040,00G
Drainage				$3,330,000;
Electrical System				$6,317,00C

Subtotal				$45,697,835
Hard Cost Contingency			20.0%	$9,140,00C

ESTIMATE TOTAL				$54,837,835

Cost per Lot	83	Lots		$661,000

cost/lot w/o sewer				$613,000

# DILLINGHAM RANCH -Investment Summary
## Soft Cost

| Summary Category | | Loan Draws Mo. 1-24 | NOTES | CONSULTANT | Budget | Total | Distribution of Funds Acquisition | Mo.(1-24) | Mo.(25+) |
|---|---|---|---|---|---|---|---|---|---|
| Ag Feasibility Study | $20,000 | $20,000 | Agricultural Feasibility Study | Lee Ingamells | 20,000 | 20,000 | | 20,000 | |
| Appraisal Updates | $20,000 | $0 | Market Feasibility | Hallstrom | 35,000 | 35,000 | 15,000 | | 20,000 |
| Archaelogical | $15,273 | $15,273 | Update Archeological issues | Pacific Legacy | 17,500 | 17,500 | 2,227 | 15,273 | |
| Asset Management F | $854,000 | $499,992 | Mo. Budget per agreement w/Cargill. | KWI | 854,000 | 854,000 | | 499,992 | 354,008 |
| Bonding | $1,000,000 | $1,000,000 | 2% of "bonded" hard cost improvements only | Monarch Insurance | 1,000,000 | 1,000,000 | | 1,000,000 | |
| Cadastral | $72,500 | $72,500 | Preparation of Preliminary Subdivision Map (80 lots) | Control Point | 50,000 | 50,000 | | 50,000 | |
| Cadastral | | | Preliminary Subdivision Application-makai lots | City | 15,000 | 15,000 | | 15,000 | |
| Cadastral | | | Preparation of filing of land court petition & map | Control Point | 2,500 | 2,500 | | 2,500 | |
| Cadastral | | | Approval by Land Court | Legal | 5,000 | 5,000 | | 5,000 | |
| Cadastral | | | Prep. and submittal of final subdivision map | Control Point | incl. in sub | - | | | |
| Civil | $908,500 | $908,500 | DD Civil Engineering Assistance | RM Towill | 22,500 | 22,500 | - | 22,500 | |
| Civil | | | Wastewater alternatives-Engineering Analysis | RM Towill | 4,200 | 4,200 | | 4,200 | |
| Civil | | | Alternative Analysis Report | RM Towill | 7,800 | 7,800 | | 7,800 | |
| Civil | | | Septic Systems Report | RM Towill | 15,000 | 15,000 | | 15,000 | |
| Civil | | | Subdivision infrastructure civil engineering | RM Towill | 75,000 | 75,000 | | 75,000 | |
| Civil | | | Low Pressure Sewere System (LPSS) Design | RM Towill | 90,000 | 90,000 | | 90,000 | |
| Civil | | | Off-site Potable Water transmission improvements design | RM Towill | 75,000 | 75,000 | | 75,000 | |
| Civil | | | Offsite Drainage System | RM Towill | 125,000 | 125,000 | | 125,000 | |
| Civil | | | approval of infrastructure construction plans & specs | RM Towill | 62,500 | 62,500 | | 62,500 | |
| Civil | | | Evaluation of Water Service & System Alternatives (Private vs BWS) - Engineering | RM Towill | 6,000 | 6,000 | | 6,000 | |
| Civil | | | Evaluation of Stormwater & Flook Factors for Floodway Removal- Engineering alternativ | RM Towill | 18,000 | 18,000 | | 18,000 | |
| Civil | | | Flood Study and Drainage Report | RM Towill | 42,000 | 42,000 | | 42,000 | |
| Civil | | | Civil Engineering -Soils review and calc. | | 6,000 | 6,000 | | 6,000 | |
| Civil | | | NPDES | | 8,500 | 8,500 | | 8,500 | |
| Civil | | | IWS Systems (design review and engineering) | | 81,000 | 81,000 | | 81,000 | |
| Civil | | | Preparation of infrstastructure construction plans & specs | | 250,000 | 250,000 | | 250,000 | |
| Civil | | | RFPS to contractors | RM Towill | 10,000 | 10,000 | | 10,000 | - |
| Civil | | | Selection of Contractors | RM Towill | 5,000 | 5,000 | | 5,000 | - |
| Civil | | | Provide Copy of contracts for C&C bond amount | RM Towill | 2,500 | 2,500 | | 2,500 | - |
| Civil | • | | Submit Bond | RM Towill | 2,500 | 2,500 | | 2,500 | - |
| Construction Manager | $432,000 | $240,000 | Construction Management Services | RM Towill or Avalon sub | 72,000 | 72,000 | | | 72,000 |
| Construction Manager | | | Developer's Rep (if needed in addition to Civil) | Mike Teramoto/Jay | 360,000 | 360,000 | | 240,000 | 120,000 |
| Construction Stakeout | $200,000 | $0 | Construction & Finish Lot Stakeout | Control Point | 200,000 | 200,000 | | | 200,000 |
| Development Fee | $1,292,000 | $741,000 | per agreement w/Cargill | Avalon | 1,292,000 | 1,292,000 | | 741,000 | 551,000 |
| Electrical | $21,000 | $21,000 | Electrical/Tel/CATV Designs | RM Towill | 21,000 | 21,000 | | 21,000 | |
| Environmental | $195,000 | $195,000 | Environmental Testing &Report | Mountain Edge | 432,693 | 432,693 | 237,693 | 195,000 | |
| Landscaping | $39,000 | $39,000 | Irrigation and planting plans for planting along existing picket fences at project entry | Brownlie & Lee | 12,800 | 12,800 | | 12,800 | |
| Landscaping | | | Street tree planting plans, excluding irrigation plans | Brownlie & Lee | 7,600 | 7,600 | | 7,600 | |
| Landscaping | | | Landscape and Irrigation plans for renovation of Dillingham House | Brownlie & Lee | 15,600 | 15,600 | | 15,600 | |
| Landscaping | | | Landscape installation observation & report | Brownlie & Lee | 3,000 | 3,000 | | 3,000 | |
| Legal | $216,502 | $161,502 | Legal- PSA/DD/Loan/Org Docs | Ken Mouton | 106,895 | 106,895 | 52,084 | 29,811 | 25,000 |
| Legal | | | Legal-Environmental | John Mueller | 20,000 | 20,000 | 12,500 | 7,500 | |
| Legal | | | Legal-RE Review | Ray Iwamoto | 10,589 | 10,589 | 10,589 | - | |
| Legal | | | PUC Water Issues | Mike Lau | 71,042 | 71,042 | 11,042 | 50,000 | 10,000 |
| Legal | | | | Rush Moore | 8,562 | 8,562 | 8,562 | | |
| Legal | | | Misc. and ongoing legal issues (if needed) | Ken Mouton | 40,000 | 40,000 | 809 | 19,191 | 20,000 |
| Legal | | | DCCA approval of preliminary registration | TBD | 20,000 | 20,000 | | 20,000 | |
| Legal | | | Prepration and Submittal of DCCA Final Reigstration | TBD | 15,000 | 15,000 | | 15,000 | |
| Legal | | | Prep CC&Rs as part of Subdivision approval | TBD | 10,000 | 10,000 | | 10,000 | |
| Legal | | | DCCA approval of final registration | TBD | 10,000 | 10,000 | | 10,000 | |
| Marketing | $1,250,000 | $650,000 | | | | | | | |
| | | | | | 1,250,000 | 1,250,000 | | 650,000 | 600,000 |

Kennedy Wilson/Avalon Development

Dillinham Ranch -BASE CASE 051606wcva.xls, Soft Cost , 5/18/2006, 14

DILLINGHAM RANCH -Investment Summary
Soft Cost

| Summary Category | | Loan Draws Mo. 1-24 | NOTES | CONSULTANT | Budget | Total | Distribution of Funds Acquisition | Mo.(1-24) | Mo.(25+) |
|---|---|---|---|---|---|---|---|---|---|
| Operating Budget | | | | incl. W/op. budget | - | - | | | |
| Operating Budget | $1,500,000 | $1,440,000 | Includes payroll, insurance and ongoing maintenance, and utility costs. For 3 yrs. | | 1,500,000 | 1,500,000 | - | 1,440,000 | 60,000 |
| Other Costs | $110,000 | $55,000 | DD Assistance- Historical | Bob Miyasato | 20,833 | 20,833 | 20,833 | | |
| Other Costs | | | KWI Travel & Reimbursables | KWI | 115,675 | 115,675 | 15,675 | 50,000 | 50,000 |
| Other Costs | | | Avalon Reimbursables | Avalon | 11,000 | 11,000 | 1,000 | 5,000 | 5,000 |
| Permits | $21,000 | $21,000 | $100 per subdivided lot, including roadways and farm lots | | 9,000 | 9,000 | | 9,000 | |
| Permits | | | Grading Permit.004 of value + $3917 | | 12,000 | 12,000 | | 12,000 | |
| Permits | | | none required for Ag lots | City | - | - | | | |
| Planning | 140,535 | 140,535 | Mater Planning DD Review | Group 70 | 5,208 | 5,208 | 5,208 | | |
| Planning | | | Master Planning- Land Concept | Kimura & Asso | 14,000 | 14,000 | 3,465 | 10,535 | |
| Planning | | | Land Planning Layout Refinement | Kimura & Asso | 25,000 | 25,000 | | 25,000 | |
| Planning | | | Permit process (Ranch House) | Kusao & Kurahashi | 30,000 | 30,000 | | 30,000 | |
| Planning | | | Permit Process (Beach House) | Kusao & Kurahashi | 75,000 | 75,000 | | 75,000 | |
| Property Management | $1,025,000 | $600,000 | Mo. Budget per agreement w/Cargill. | KWI | 1,025,000 | 1,025,000 | | 600,000 | 425,000 |
| Soils | $273,000 | $123,000 | Geotech Engineer for soils testing during construction | RMT sub | 150,000 | 150,000 | | - | 150,000 |
| Soils | | | Geotechnical Engineer (literature review) | | 15,000 | 15,000 | | 15,000 | |
| Soils | | | Geotechnical Engineer (field investigation) | | 108,000 | 108,000 | | 108,000 | |
| Survey | $170,000 | $170,000 | Boundary Survey | RMT/Control Point | 70,000 | 70,000 | - | 70,000 | |
| Survey | | | Determine development "project" boundary, but excl. entire property boundary or staking | Control Point | 50,000 | 50,000 | | 50,000 | |
| Survey | | | Aerial Photogrammetric Mapping (Topo based on photo) | Control Point | 50,000 | 50,000 | | 50,000 | |
| Traffic | $21,000 | $21,000 | Transportation Report and Coordination | Julian Ng | 21,000 | 21,000 | | 21,000 | |
| Water Engineering | $288,208 | $288,208 | Water Use Consultant -Report | Tom Nance | 15,800 | 15,800 | 15,800 | | |
| Water Engineering | | | Water Alternative Analsyis Report | Tom Nance | 6,500 | 6,500 | | 6,500 | |
| Water Engineering | | | Geohydrologist | Tom Nance | 5,208 | 5,208 | | 5,208 | |
| Water Engineering | | | On-site Potable water source improvements design | Tom Nance | 100,000 | 100,000 | | 100,000 | |
| Water Engineering | | | On-site potable water storage improvements design | Tom Nance | 95,000 | 95,000 | | 95,000 | |
| Water Engineering | | | Nonpotable water source & transmission design | Tom Nance | 60,000 | 60,000 | | 60,000 | |
| Water Engineering | | | Water DOH Report for water qualty | Tom Nance | 15,000 | 15,000 | | 15,000 | |
| Water Engineering | | | Water Commission Application | Tom Nance | 6,500 | 6,500 | | 6,500 | |
| Wetland/Wild Life | $40,000 | $40,000 | Update Critital Habitat | AMEC | 40,000 | 40,000 | | 40,000 | |
| Soft Cost Contingency | $2,080,077 | $1,734,297 | Soft cost Contingence | RM Towill | 2,080,077 | 2,080,077 | | 1,734,297 | 345,780 |
| | $12,204,595 | $9,196,807 | TOTAL | | 12,617,082 | 12,617,082 | 412,488 | 9,196,807 | 3,007,788 |
| | $412,488 | | DUE DILIGENCE COSTS | | | (412,488) | | | |
| | $12,617,083 | | | | | 12,204,594 | | | |

Kennedy Wilson/Avalon Development

Dillinham Ranch -BASE CASE 051606wcv xls, Soft Cost , 5/18/2006, 15

DILLINGHAM RANCH -Investment Summary
Common Areas

BASE CASE - Sales Pricing

| Dillingham House Improvements | | | |
|---|---|---|---|
| Room furnishings | | 15,000 | 120,000 |
| Spa | $ 1,000 | 1,500 | 1,500,000 |
| Gym | | | 500,000 |
| Kitchen | | | 500,000 |
| Misc. Construction | | | 1,000,000 |
| Flooring | | | 100,000 |
| Roofing | | | 150,000 |
| Exterior | | | 400,000 |
| Swimming Pool | | | 500,000 |
| Mini golf (putting green) | | | 500,000 |
| Paddle Tennis | | | 100,000 |
| Cart Path from Homes | | | 200,000 |
| Landscaping & Lighting | | | 200,000 |
| Gazebo * Deck Furnishings | | | 200,000 |
| New bathrooms | | | 250,000 |
| Décor for common rooms | | | 200,000 |
| Water Improvements | | | 50,000 |
| Power Improvments | | | 60,000 |
| Sewer Improvements | | | 53,000 |
| | | | 6,583,000 |
| Contingency | | 20% | 1,317,000 |
| | | | 7,900,000 |

| Beach Villa | | |
|---|---|---|
| | 3,000 | sf beach bungalow |
| $ | 1,000 | per sf |
| $ | 3,000,000 | total cost estimate |

| Ranch Operation Cap X | | | mo 1-24 |
|---|---|---|---|
| New and upgraded fencing | | 300,000 | 50,000 |
| Landscaping/Signage-Entry | | 250,000 | 25,000 |
| Ranch Empl. Housing Renovati | | 150,000 | 25,000 |
| Tree Trimming | | 200,000 | 200,000 |
| Ranch Equipment | | 165,000 | 165,000 |
| Dilligham House Upgrade | | 200,000 | 150,000 |
| Office Upgrades | | 100,000 | 50,000 |
| Pasture land/horse jump areas | | 150,000 | - |
| Upgrade lodging for horses | | 150,000 | - |
| Irrigation Upgrades | | 150,000 | - |
| Entry Signage and Road Pavinç | | 500,000 | - |
| Bathroom Upgrades | | 50,000 | - |
| Demolition | | 50,000 | 75,000 |
| Septic Tank - Dillingham House | | 50,000 | 50,000 |
| Septic Tank Upgrade - Office | | 50,000 | 50,000 |
| Shop Reconstruction | | 40,000 | - |
| Contingency | 30% | 767,000 | 15,000 |
| | | 3,322,000 | 855,000 |

| NPDES -ACTIVITIES | | |
|---|---|---|
| Civil Fines | | 360,000 |
| Seller reimb. -escrow | | (225,000) |
| Net cost to project | 1900 | 135,000 |
| Removal of Stockpile | | 500,000 |
| Sand Mining remediation | | 250,000 |
| | | 885,000 |

Kennedy Wilson/Avalon Development

Dillinham Ranch -BASE CASE 051606wcva.xls, Common Areas, 5/18/2006, 16

EXHIBIT D

TO

LIMITED LIABILITY COMPANY AGREEMENT OF

68-540 FARRINGTON, LLC

MORTGAGE LOAN SPE COVENANTS

1.	The sole purpose of the Company is to acquire, own, hold, maintain, and operate the Property Owner, together with such other activities as may be necessary or advisable in connection with the ownership of the Property Owner. Notwithstanding anything contained herein to the contrary, the Company shall not engage in any business, and it shall have no purpose, unrelated to the Property Owner and its related property and shall not acquire any real property or own assets other than those related to the Property Owner and/or otherwise in furtherance of the purposes of the Company.

2.	The Manager, and any additional or substitute Manager of the Company, may not be an individual and shall at all times have as its sole purpose to act as the Manager of the Company, and shall be engaged in no other business or have any other purpose. Additionally, any additional or substitute Manager of the Company shall have organizational documents which conform in all material respects to the organizational documents of the Manager.

3.	Anything in this Agreement to the contrary notwithstanding, the Manager shall have no authority to perform any act in respect of the Company in violation of any (i) applicable laws or regulations or (ii) any agreement between the Company and Wachovia Bank, National Association or its successors or assigns (collectively, the “Lender”).

4.	Anything in this Agreement to the contrary notwithstanding, so long as any indebtedness remains outstanding by the Company to the Lender, the Company shall not:

(a) make any loans to the Manager or its Affiliates;

(b) except as permitted by the Lender in writing, sell, encumber (except with respect to the Lender) or otherwise dispose of all or substantially all of the properties of the Company (a sale or disposition will be deemed to be “all or substantially all of the properties of the Company” if the sale or disposition includes the Property Owner or if the total value of the properties sold or disposed of in such transaction and during the twelve months preceding such transaction is 66-2/3% or more in value of the Company’s total assets as of the end of the most recently completed Company fiscal year);

(c) dissolve, wind-up, or liquidate the Company;

(d) merge, consolidate or acquire substantially all the assets of another person or entity;

(e) change the nature of the business conducted by the Company; or

(f) except as permitted by the Lender in writing, amend or modify this Agreement.

For purposes of this Agreement, Affiliate means any person or entity which directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with a Member. For purposes hereof, the terms “control”, “controlled”, or “controlling” shall include, without limitation, (i) the ownership, control or power to vote ten percent (10%) or more of (x) the members or (y) the Company or beneficial interests of any such person or entity, as the case may be, directly or indirectly, or acting through one or more persons or entities, (ii) the control in any manner over the Manager(s) or the election of more than one director or trustee (or persons exercising similar functions) of such person or entity, or (iii) the power to exercise, directly or indirectly, control over the management or policies of such person or entity.

5.	All funds of the Company shall be deposited in such checking accounts, savings accounts, time deposits, or certificates of deposit in the Company’s name or shall be invested in the Company’s name, in such manner as shall be designated by the Manager from time to time. Company funds shall not be commingled with those of any other person or entity. Company funds shall be used by the Manager only for the business of the Company.

6.	Title to Company assets shall be held in the Company’s name.

7.	The Company shall not, without the affirmative vote of 100 percent of the Members, including the vote of the Independent Member, institute proceedings to be adjudicated bankrupt or insolvent; or consent to the institution of bankruptcy or insolvency proceedings against it; or file a petition seeking, or consent to, reorganization or relief under any applicable federal or state law relating to bankruptcy; or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or a substantial part of its property; or make any assignment for the benefit of creditors; or admit in writing its inability to pay its debts generally as they become due; or take any action in furtherance of any such action.

8.	The Company shall have no indebtedness, secured or unsecured, direct or contingent (including guaranteeing any obligation) and shall incur no liability other than (a) the Loan made to the Company by the Lender and (b) trade payables or accrued expenses incurred in the ordinary course of business of operating the Project (provided, however, that all such sums shall be paid in full promptly by the Company, but in no event later than sixty (60) days of the date incurred) and no other debt will be secured (senior, subordinate or pari passu) by the Project.

9.

The Company shall not terminate solely as a consequence of the bankruptcy, insolvency, appointment of a receiver, liquidator, assignee, trustee or sequestrator (or other similar official) of a member of the Company or a substantial part of such member’s property, or assignment for the benefit of its creditors, or an admission in writing of the inability to pay its debts generally as they become due, or any similar action, of one or more of the members, so long as there remains a solvent manager of the Company

10.	The Company shall at all times observe the applicable legal requirements for the recognition of the Company as a legal entity separate from any members of the Company (each a “Member”) and Affiliates, including, without limitation, as follows:

(a)	The Company shall maintain its principal executive office and telephone and facsimile numbers separate from that of any Affiliate and shall conspicuously identify such office and numbers as its own. Additionally, the Company shall use its own separate stationary, invoices and checks which reflects its separate address, telephone number and facsimile number, as appropriate.

(b)	The Company shall maintain its records and books and accounts separate from those of any Affiliate or any other entity. The Company shall prepare unaudited quarterly and annual financial statements, and the Company’s financial statements shall substantially comply with generally accepted accounting principles.

(c)	The Company shall maintain its own separate bank accounts, payroll and correct, complete and separate books of account.

(d)	The Company shall hold itself out to the public (including any Affiliate’s creditors) under the Company’s own name and as a separate and distinct entity and not as a department, division or otherwise of any Affiliate.

(e)	All customary formalities regarding the existence of the Company, including holding meetings and maintaining current and accurate minute books separate from those of any Affiliate, shall be observed.

(f)	The Company shall act solely in its own name and through its own duly authorized officers and agents. No Affiliate shall be appointed or act as agent of the Company.

(g)	Investments shall be made in the name of the Company directly by the Company or on its behalf by brokers engaged and paid by the Company or its agents.

(h)	Except as required by Lender, the Company shall not guarantee or assume any liabilities or obligations for the benefit of any party, including, without limitation, any Affiliate or hold itself out or permit itself to be held out as having guaranteed or assumed any liabilities or obligations of any party, including, without limitation, any Member or any Affiliate, nor shall it make any loan to any party (including any Affiliate).

(i)	The Company is and will be solvent and shall pay its own liabilities, indebtedness and obligations of any kind, including all administrative expenses, from its own separate assets.

(j)	Assets of the Company shall be separately identified, maintained and segregated. The Company’s assets shall at all times be held by or on behalf of the Company and if held on behalf of the Company by another entity, shall at all times be kept identifiable (in accordance with customary usages) as assets owned by the Company. This restriction requires, among other things, that Company funds shall not be commingled with those of any Affiliate and it shall maintain all accounts in its own name and with its own tax identification number, separate from those of any Affiliate.

(k)	The Company shall not take any action if as a result of such action, the Company would be required to register as an investment company under the Investment Company Act of 1940, as amended.

The Company shall at all times be adequately capitalized to engage in the transactions contemplated at its formation.

(m)	All data and records (including computer records) used by the Company or any Affiliate in the collection and administration of any loan shall reflect the Company’s ownership interest therein.

(n)	None of the Company’s funds shall be invested in securities issued by any Affiliate.

(o)	The Company shall not enter into any contract or agreement with any employee, shareholder, consultant, agent, director, partner, member or manager of the Company or any Affiliate, as applicable, except upon terms and conditions that are intrinsically fair and substantially similar to those that would be available on an arms-length basis with third parties other than an Affiliate.

(p)	The Company shall file its own tax returns.

(q)	The Company shall not do any act which would make it impossible to carry on the ordinary business of the Company.

(r)	The Company shall not hold title to the Company’s assets other than in the Company’s name.

(s)	Anything in this Agreement to the contrary notwithstanding, so long as any indebtedness remains outstanding by the Company to the Lender, the Company shall cause at all times from and after the date hereof there to be one (1) duly appointed Independent Member; provided, however, that if the Independent Member resigns or becomes unable to serve, the Manager shall promptly appoint a new Independent Member to fill such vacancy.